UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )

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ROSETTA STONE INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 8, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Rosetta Stone Inc. (the "Company" or "Rosetta Stone"), which will be held at our principal executive offices located at 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209, on Thursday, May 19, 2016, at 3:00 p.m., local time.

Whether or not you plan to attend the 2016 Annual Meeting, it is important that your shares be represented and voted at the 2016 Annual Meeting. We encourage you to vote your shares according to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials. If you decide to attend the 2016 Annual Meeting and vote in person, you may withdraw your proxy at that time.

To assist you in voting your shares, you will find enclosed the Notice of 2016 Annual Meeting of Stockholders, the 2016 Proxy Statement and our 2015 Annual Report on Form 10-K, which includes the Company's audited financial statements.

On behalf of the Board of Directors and employees of Rosetta Stone, we thank you for your continued interest in and support of the Company.

Sincerely,
A. John Hass III
President, Chief Executive Officer and Chairman of the Board

Your vote is important. Please vote promptly.
You may vote according to the instructions
on the enclosed proxy card or
Notice of Internet Availability of Proxy Materials.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders, which will be held at 3:00 p.m. local time on May 19, 2016 at our principal executive offices located at 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209 for the following purposes:

1.	Elect three Class I directors nominated by our Board of Directors to hold office until our Annual Meeting of Stockholders in 2019, or until their respective successors have been elected;

2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	Conduct an advisory vote on the compensation of the named executive officers; and

4.	Consider any other matters that may properly be brought before the meeting.

A proxy statement describing the matters to be considered at the 2016 Annual Meeting is attached to this notice. Only stockholders who owned our stock at the close of business on March 25, 2016 may vote at the meeting, or at any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials and/or the Proxy Card sent to you, as promptly as possible.

By order of our Board of Directors,

Sonia G. Cudd
General Counsel and Secretary

Arlington, Virginia
April 8, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 19, 2016 at 3:00 p.m. local time at 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209.

The proxy statement and annual report are available at
http://investors.rosettastone.com.

The Board of Directors recommends that you vote FOR each of the proposals identified above.

ROSETTA STONE INC.
1919 North Lynn Street, 7th Floor
Arlington, Virginia 22209
PROXY STATEMENT FOR THE
2016 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
Date, Time and Place of Meeting

Our Board of Directors (the "Board") is asking for your proxy for use at the Rosetta Stone Inc. 2016 Annual Meeting of Stockholders (the "2016 Annual Meeting") and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We are holding the Annual Meeting on Thursday, May 19, 2016 at 3:00 p.m. local time at our principal executive offices at 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209. Directions to the Annual Meeting may be found at http://www.rosettastone.com/directions. We have first released this proxy statement to our stockholders beginning on or about April 8, 2016.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we furnish our proxy materials on the Internet. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to stockholders of record and on the Notice of Internet Availability of Proxy Materials (the "Notice") sent to stockholders who hold their shares through a brokerage firm or bank, also referred to as holding shares in street name. The Notice will also include instructions for stockholders who hold their shares in street name on how to vote over the Internet.

Record Date, Outstanding Shares and Quorum

Only holders of record of our common stock on March 25, 2016 (the "Record Date"), effectively at the close of business on March 24, 2016 due to market holiday, will be entitled to vote at the 2016 Annual Meeting. On the Record Date, we had approximately 21,903,388 shares outstanding and entitled to vote. We need a quorum to take action at the 2016 Annual Meeting. We will have a quorum if a majority of the shares outstanding and entitled to vote on the Record Date are present at the 2016 Annual Meeting, either in person or represented by proxy.

If by the date of the Annual Meeting we do not receive sufficient shares to constitute a quorum or approve one or more of the proposals, the Chairman of the Annual Meeting, or the persons named as proxies, may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting Rights

Holders of our common stock are entitled to one vote for each share they own on the Record Date. Cumulative voting for directors is not permitted. The Inspector of Elections appointed for the 2016 Annual Meeting will tabulate all votes. The Inspector will separately tabulate for and against votes, withhold votes, abstentions and broker non-votes for each proposal, as applicable.

Voting and Revoking Proxies

Our Board of Directors is soliciting proxies to vote your shares at the 2016 Annual Meeting. If you attend the 2016 Annual Meeting, you may submit your vote in person, and any proxy that you previously submitted may be revoked and superseded by the vote that you cast at the 2016 Annual Meeting.

If you properly submit your proxy, and do not revoke it prior to the 2016 Annual Meeting, your shares will be voted in the manner described in this proxy statement or as you may otherwise direct. If you sign and return your proxy card, but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2 and 3. As far as we know, no other matters will be presented at the 2016 Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Whether you submit your proxy via the Internet or by mail, you may revoke it at any time before voting takes place at the 2016 Annual Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to the General Counsel and Secretary, at Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209. You may also revoke a proxy by submitting a later-dated proxy or by voting in person at the 2016 Annual Meeting. Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the 2016 Annual Meeting, you must bring to the 2016 Annual Meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Abstentions and Broker Non-Votes

Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares un-voted or vote your shares on certain routine matters. However, the New York Stock Exchange (the "NYSE") precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in street name for their beneficial holder clients from voting in uncontested director elections or executive compensation matters, including say-on-pay proposals, without receiving specific voting instructions from those clients. Under NYSE rules, only Proposal No. 2 (ratifying the selection of our independent registered public accounting firm) should be treated as a routine matter on which a broker can exercise its discretion and vote your shares without specific instructions. If your broker votes on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum. Proposals 1 and 3 are not considered routine matters, and, without your instruction, your broker cannot vote your shares with respect to these proposals. If a broker, bank, custodian, nominee or other record holder of Rosetta Stone stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called "broker non-votes") will be counted as present in determining whether we have a quorum.

Soliciting Proxies

We will pay all expenses of soliciting proxies to be voted at the 2016 Annual Meeting. After the proxies are initially distributed, we and/or our directors, officers and regular employees may also solicit proxies by mail, electronic mail, telephone or in person. We will ask brokers, custodians, nominees and other record holders to prepare and send the Notice to people or entities for which they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies, and we may reimburse them for their expense in doing so.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice, Annual Report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to receive individual copies. In addition, your broker or bank may also follow this procedure. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

How to Obtain a Separate Set of Voting Materials

If you would like to have additional copies of our Notice, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to the General Counsel and Secretary, Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209, or call the General Counsel and Secretary at (703) 387-5800 and we will promptly deliver these materials to you. Copies of our Annual Report on Form 10-K do not include exhibits unless exhibits are specifically requested in writing. You may also contact us at the address or phone number above if you received multiple copies of materials for the 2016 Annual Meeting and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call the General Counsel and Secretary at (703) 387-5800 or send a written request to the General Counsel and Secretary at the above address.

Annual Report on Form 10-K and Additional Materials

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 have been made available to all stockholders entitled to vote at the 2016 Annual Meeting and who received the Notice. The Annual Report on Form 10-K can also be viewed at http://investors.RosettaStone.com.

OUR BOARD OF DIRECTORS AND NOMINEES
Our Board of Directors currently consists of eight directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of the members of such class have been elected and qualified, subject to their earlier death, resignation or removal.
In March 2015, Stephen M. Swad resigned from the Board of Directors. In April 2015, the Board appointed David
Nierenberg to the Board. In January 2016, Marguerite W. Kondracke resigned from the Board or Directors. Ms. Kondracke has been a valued member of the Company’s Board of Directors since 2011 and served on the Compensation Committee prior to her resignation. Immediately following Ms. Kondracke’s resignation from our Board, our Board of Directors unanimously voted to reduce the size of the Board from nine to eight directors.

In March 2016, Laura Witt provided notice of her decision to resign from our Board of Directors, effective the date of the Company's 2016 Annual Meeting. Upon Ms. Witt's resignation, the Board's size will automatically reduce from eight to seven. Our Board of Directors believes that the board composition and size following Mses. Kondracke and Witt's resignations is sufficient to provide all required oversight, governance, and related board duties.

Only the terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the nominees for election to the Board of Directors by the stockholders are three current Class I members of our Board, who are A. John Hass III, David Nierenberg and Steven P. Yankovich. If elected, the nominees will serve as directors until the Annual Meeting of Stockholders in 2019 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.
The names and certain information about the nominee directors and the continuing directors in each of the other two classes of our Board are set forth below. There are no family relationships among any of our directors or executive officers.
It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class I directors to our Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the 2016 Annual Meeting, the proxies may be voted for the election of a substitute nominee that our Board may designate in place of such nominee.
Because the upcoming Annual Meeting will trigger the expiration of the terms of only the Class I directors, proxies cannot be voted for more than three director nominees. The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected Class I directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class I Directors

The name and age as of April 8, 2016 of each nominee director, his or her position with us, the year in which he or she first became a director and certain biographical information are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
A. John Hass III	50	Chairman of the Board, President and Chief Executive Officer	2014
David Nierenberg	62	Director	2015
Steven P. Yankovich	55	Director	2014

Directors Standing for Election

Incumbent Nominees

Each of the incumbent directors listed below was nominated for election by our Board of Directors upon recommendation by the Corporate Governance and Nominating Committee and has agreed to stand for election to a three-year term. Information concerning the incumbent nominees for director is provided below.

A. John Hass III was appointed to serve as a director in November 2014. Mr. Hass was appointed to the Board pursuant to a Nomination and Support Agreement, dated November 18, 2014, between the Company and the Osmium Parties (as defined therein), and signed a Director Agreement. For more information, see "Corporate Governance – Nomination and Standstill Agreement and Appointment of A. John Hass III to the Board of Directors." There is no other agreement or understanding between Mr. Hass and any other person pursuant to which he was appointed to the Board. The Board of Directors appointed Mr. Hass to serve as the Company's Chief Executive Officer, President and Chairman of the Board effective April 1, 2016. Previously, Mr. Hass served as Interim President and Chief Executive Officer from April 1, 2015 to April 1, 2016. In addition, Mr.  Hass is a private investor and advisor to for-profit and non-profit entities. From September 2012 until November 2014, he was a senior advisor to Osmium Partners, LLC, an alternative asset management firm and a stockholder of the Company. Mr. Hass was a partner at PEAK6 Investments, L.P., a financial services company, from October 2008 through September 2012 and was the Senior Financial Officer of PEAK6 Investments, L.P. from February 2009 through June 2010. Mr. Hass was the Chief Executive Officer of OptionsHouse, a brokerage company and subsidiary of PEAK6 Investments, L.P., from October 2006 until September 2008. From 1988 to October 2006, he was employed at Goldman, Sachs & Co., a subsidiary of the financial services company, The Goldman Sachs Group, Inc., most recently as a Managing Director in the Investment Banking Division. He also serves on the boards of a number of privately held for-profit businesses. In addition, Mr. Hass serves on the board of directors of WITNESS, Inc., a global-human rights nonprofit, and serves as a trustee of The Museum of Contemporary Photography. Mr. Hass received his Bachelor of Science in Finance from the University of Illinois at Urbana-Champaign.

Our Board of Directors believes that Mr. Hass is particularly qualified to serve as a director based on his familiarity with Rosetta Stone’s business and strategies, along with his broad experience in the banking and financial services industry.

David Nierenberg was appointed to serve as a director in April 2015. Mr. Nierenberg serves as the President of Nierenberg Investment Management Company, Inc. ("NIMCO"), which manages the D3 Family Funds. Several of the D3 Family Funds, NIMCO and Mr. Nierenberg are stockholders of the Company. Before founding NIMCO in 1996, Mr. Nierenberg was a General Partner at Trinity Ventures, a venture capital fund. Mr. Nierenberg began his career at Bain & Company Inc., where he was a Partner, managing strategy, acquisition, and cost reduction projects. Mr. Nierenberg is also a member of the board of directors of Kuni Automotive. He serves as Vice-Chair of the Advisory Board of the Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School. Mr. Nierenberg serves as a member of the Research Advisory Council of Glass, Lewis & Co. He is also a member of the Washington State Investment Board and the Board of Trustees of Whitman College. Mr. Nierenberg received his Juris Doctor from Yale Law School and his B.A. in History, summa cum laude, from Yale College.

Our Board of Directors believes that Mr. Nierenberg is particularly qualified to serve as a director based on his significant expertise in strategic planning and corporate governance, along with his broad-based business knowledge. In addition, Mr. Nierenberg's finance and operations experience qualify him as an audit committee financial expert, and his service on other public company boards provides significant insight into the Company’s corporate governance.

Steven P. Yankovich was appointed to serve as a director in October 2014. Currently, Mr. Yankovich serves as Chief Product Officer at Magento Commerce. From February 2015 to November 2015, he led the creation of mobile, e-commerce and retail technology and business innovations at eBay Inc. as Vice President of Product & Technology of eBay Enterprise. Mr. Yankovich previously served as Vice President of Innovation and New Ventures at eBay Inc. from December 2012 to January 2015, as well as Vice President of Mobile at eBay Inc. from March 2009 to December 2012, in which position he was responsible for product and business development across mobile ecosystems. Mr. Yankovich has also served as a board member of PayPal's Giving Fund since 2013 and serves as a Board Observer at Appcelerator and a Venture Advisor at Relay Ventures. Prior to joining eBay, Mr. Yankovich was an Entrepreneur In Residence at Adobe from September 2007 to December 2009. From April 1998 to June 2007, Mr. Yankovich was the Founder and CTO of Movaris Inc., an enterprise business process automation software company serving Fortune 500 companies. Earlier in his career, Mr. Yankovich served in various technical and technical management roles in the computer hardware and design automation space. As a technologist, Mr. Yankovich holds six patents and has thirty patents pending.

Our Board of Directors believes that Mr. Yankovich is particularly qualified to serve as a director based on his expertise in technology, e-commerce, mobile and digital environments. Mr. Yankovich also brings unique entrepreneurial and business experience to the Board.

Directors Not Standing for Election

The names and certain biographical information as of April 15, 2016 about the other members of our Board of Directors who are not standing for election at the Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
James P. Bankoff	47	Director	2012
Laurence Franklin	63	Director	2006
Patrick W. Gross	71	Director	2006
Caroline J. Tsay	34	Director	2014
Laura L. Witt	47	Director	2005

Class II Directors Serving Until the 2017 Annual Meeting of Stockholders

James P. Bankoff has served as a director since November 2012, and as the Chair of our Consumer Advisory Committee since June 2015, when the committee was formed. Mr. Bankoff also served as Chair of our Product and Technology Committee from November 2014 until it was disbanded in May 2015 and replaced by the Consumer Advisory Committee. Mr. Bankoff is Chairman and Chief Executive Officer of Vox Media, Inc. ("Vox Media"), a publisher of major digital consumer media brands. He has served in this capacity since 2009. Immediately prior to joining Vox Media, Mr. Bankoff served as a Senior Adviser with Providence Equity Partners ("Providence"), a leading private equity firm focused on media and telecommunications. Prior to joining Providence in 2008, he served as Executive Vice President of Programming and Products at AOL Inc. ("AOL"). Mr. Bankoff joined AOL in 1995 and held a number of leadership positions, including the following: President, AOL Web Properties; President, Netscape; and Vice President of Strategy and Operations, AOL brand. Mr. Bankoff also served on the board of Audible, Inc., from June 2007 to March 2008. Mr. Bankoff holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. from Emory University.

Our Board of Directors believes that Mr. Bankoff is particularly qualified to serve as a director based on his extensive experience as an Internet innovator with leadership experience in creating unique digital publishing brands and websites. Mr. Bankoff also brings his corporate leadership experience, online industry expertise and strategic focus to our Board.

Laurence Franklin has served as a director since May 2006 and as the Chair of our Audit Committee since February 2012. He previously served as the Chairman of the Board of Directors from February 2011 to February 2012. Since April 2014, he has served as managing partner of LF Enterprises, LLC, a private investment and business advisory firm. Mr. Franklin previously served as the Chief Executive Officer of Frette Srl, a leading manufacturer and retailer of luxury linens and home furnishings, from July 2011 until January 2014. Mr. Franklin served as President and Chief Executive Officer of Tumi Inc. ("Tumi"), a manufacturer and retailer of luxury travel, business and lifestyle accessories, from 2002 until 2009, and was a board member of Tumi until 2011. Prior to joining Tumi, Mr. Franklin served as President of Coach Leatherware Company, Inc. and General Manager of Elizabeth Arden Inc. Mr. Franklin began his career at Peat Marwick Mitchell and Co., in audit, and then worked in the Management Consulting Services group at Price Waterhouse & Co. Mr. Franklin earned his B.A. from Colgate University and his M.S. from the New York University Graduate School of Business. Mr. Franklin is a qualified (non-practicing) Certified Public Accountant.

Our Board of Directors believes that Mr. Franklin is particularly qualified to serve as a director based on his business, leadership and management experience, including expertise in wholesale distribution, retail development, corporate management, operations and supply chain management and building international brands.  In addition, Mr. Franklin’s public finance, accounting and operations experience qualify him as an audit committee financial expert.
Laura L. Witt has served as a director since December 2005, including serving as Chair of our Board of Directors from December 2005 to February 2011. She has also served as Chair of our Compensation Committee since January 2006. Ms. Witt joined ABS Capital Partners in September 1997 and has served as a General Partner since January 2001. She served on the boards of Double-Take Software, Inc., from 2002 to 2008, and Familymeds Group, Inc., from 2004 to 2007. Ms. Witt currently serves on the boards of several private companies. She earned a B.A. from Princeton University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Our Board of Directors believes that Ms. Witt is particularly qualified to serve as a director based on her deep familiarity with Rosetta Stone's business and industry. She has extensive experience in finance, technology and management gained through her career with ABS, and brings unique perspectives to the Board with regard to addressing strategic and operational issues.

Class III Directors Serving Until the 2018 Annual Meeting of Stockholders

Patrick W. Gross has served as a director since February 2006, including serving as Chairman of the Board of Directors from May 2013 to March 2016 and Chair of our Corporate Governance and Nominating Committee since May 2012. He previously served as Lead Independent Director of the Board from February 2012 to May 2013. Since 2002, Mr. Gross has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm that he founded. Prior to founding The Lovell Group, Mr. Gross was a founder, and served as a principal executive officer from 1970 to 2002, of American Management Systems, Inc., then a publicly traded information technology, consulting, software development and systems integration firm. Mr. Gross is a director of Capital One Financial Corporation, Career Education Corporation, Liquidity Services, Inc. and Waste Management, Inc. Mr. Gross also currently serves on the boards of several private technology-based companies. Mr. Gross previously served on the boards of Computer Network Technology Corporation from 1997 to 2006, Mobius Management System, Inc. from 2002 to 2007 and Taleo Corporation from 2006 to 2012. He holds a B.S.E. from Rensselaer Polytechnic Institute, an M.S.E. from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business.

Our Board of Directors believes that Mr. Gross is particularly qualified to serve as a director based on his demonstrated leadership abilities, business judgment, and extensive experience in management, information technology, software, and his education. Mr. Gross’ finance and operations experience qualify him as an audit committee financial expert, and his long-tenured service on other public company boards provides significant insight into the Company’s corporate governance.
Caroline J. Tsay was elected to serve as a director on our Board in December 2014 and the Chair of the E&E Advisory Committee since its formation in June 2015. Since March 2013, she has served as Vice President and General Manager of the Online Business at Hewlett-Packard Enterprise ("HPE"). Her focus at HPE is to grow customers and revenue by engaging SMB/mid-market/enterprise prospects through several web and mobile experiences, digital marketing, and specialized sales. From 2007 to 2013, Ms. Tsay served in several positions at Yahoo!, notably Senior Director of Search and E-Commerce with responsibility for business strategy and product management of Yahoo! Search, Shopping, Homes, Autos, and Travel. Prior to joining Yahoo! in 2007, Ms. Tsay served as a Senior Consultant in the supply chain and customer relationship management practices at IBM Global Services. She is also a director of Travelzoo, a publicly traded global media commerce company. Ms. Tsay holds a B.S. in Computer Science and an M.S. in Management Science & Engineering, both from Stanford University.

Our Board of Directors believes that Ms. Tsay is particularly qualified to serve as a director based on her extensive experience in online marketing, product innovation, and technology development across the enterprise and consumer internet industries. Ms. Tsay also brings corporate leadership and management experience, including expertise in the areas of product development, digital marketing, sales, operations, and e-commerce to the Board of Directors.

EXECUTIVE OFFICERS

The name, age and position(s) held by each of our executive officers, as of April 8, 2016, are set forth in the table below.

Name	Age	Position(s) Held with the Company
A. John Hass III	50	Chairman of the Board, President and Chief Executive Officer
Thomas M. Pierno	54	Chief Financial Officer
Sonia G. Cudd	47	General Counsel and Secretary
Judy K. Verses	59	President, Global Enterprise & Education

Biographical information for Mr. Hass is set forth above under "Our Board of Directors and Nominees—Directors Standing for Election." Biographical information for each of our other executive officers is set forth below.

Thomas M. Pierno has served as our Chief Financial Officer since May 2012. Prior to joining Rosetta Stone, Mr. Pierno was Chief Financial Officer at Vertis Communications, Inc. ("Vertis"), a marketing communications firm from May 2011 to April 2012, and while there, also directed supply chain and information technology operations. Prior to joining Vertis, Mr. Pierno held the position of Vice President, Financial Planning and Treasury at Comverse, a global provider of software and systems, from February 2010 to April 2011, where he was responsible for worldwide budgets, forecasts and treasury operations. Before joining Comverse, Mr. Pierno served in several executive positions at AOL from 1998 to 2009, notably Senior Vice President and Controller. Prior to joining AOL, Mr. Pierno was Chief Financial Officer at World Color Press, Inc., a publicly traded company that prints magazines, catalogs, direct mail and books, from 1994 to 1998. He began his career at Ernst & Young as a Certified Public Accountant. Mr. Pierno holds a B.B.A. in Accounting and an M.B.A. from Pace University.

Judy K. Verses has served as President, Global Enterprise & Education since October 2011. Prior to joining Rosetta Stone, Ms. Verses was President and Chief Client Officer at Blackboard, Inc., a market leader of educational enterprise software and consulting services, from July 2009 to February 2011 and President and Chief Operating Officer at Blackboard Learn from 2008 to 2009. From 1983 to 2007, Ms. Verses served in several executive positions at Verizon Communications Inc. ("Verizon"), including Senior Vice President of Marketing, Senior Vice President for Business Sales and Senior Vice President for Verizon's portfolio of voice, video and data products. Ms. Verses joined the board of Promethean World Plc in March 2014. She earned her B.S. in Business Administration from the University of Connecticut.

Sonia G. Cudd was appointed General Counsel and Secretary of Rosetta Stone in January 2015. Prior to joining Rosetta Stone, Ms. Cudd served as Vice President, Associate General Counsel - Corporate and Corporate Secretary at Keurig Green Mountain, Inc. from 2012 to 2014. Ms. Cudd has over 20 years of legal experience in government, law firm and in-house counsel roles, including Ethics and Employment Counsel at the Bill & Melinda Gates Foundation from 2008 to 2011, Assistant General Counsel and Assistant Corporate Secretary at McCormick & Co., Inc., from 2005 to 2008. Earlier in her legal career, Ms. Cudd held positions with Blank Rome LLP, Whiteford, Taylor & Preston LLP, and the U.S. Securities and Exchange Commission, Division of Corporation Finance. Prior to her practice of law she was a financial analyst at Citicorp. She received her B.A. in Finance and B.S. in Economics from Hood College in Frederick, Maryland and her Juris Doctor from John Marshall Law School in Chicago, Illinois.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that Rosetta Stone is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines, committee charters and Code of Ethics and Business Conduct (the "Code of Conduct") are available on the investor relations section under the corporate governance page of our corporate website, www.rosettastone.com. Alternatively, you can request a copy of any of these documents by writing to the General Counsel and Secretary, Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209.

Code of Conduct

We have adopted a Code of Conduct applicable to directors and all employees, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.rosettastone.com. We intend to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") regarding an amendment to, or waiver concerning a material departure of a provision of our

Code of Conduct involving our principal executive, financial or accounting officer or controller by posting such information on our website.

Composition of our Board of Directors; Classified Board

Our Board of Directors currently consists of eight members, seven of whom are non-employee members and are considered independent under NYSE rules. Each director holds office until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors. Our bylaws provide that our Board of Directors is divided into three classes of directors, each serving a staggered three-year term. As a result, one class of our Board of Directors will be elected at each annual meeting for three-year terms.

Our Board of Directors is classified as follows:

•
A. John Hass III, David Nierenberg and Steven P. Yankovich are designated Class I Directors whose terms will expire at our upcoming Annual Meeting; if re-elected at our upcoming Annual Meeting, these directors will have terms that expire at our 2019 Annual Meeting of Stockholders;

•	James P. Bankoff, Laurence Franklin and Laura L. Witt are designated Class II Directors whose terms will expire at our 2017 Annual Meeting of Stockholders; and

•	Patrick W. Gross and Caroline J. Tsay are designated Class III Directors whose terms will expire at our 2018 Annual Meeting of Stockholders.

Our bylaws provide that the number of authorized directors will be determined from time to time by resolution of our Board of Directors. Any vacancy created by a resignation of a director shall automatically reduce the number of directors on our Board accordingly, upon the effective date of such resignation. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company. Our certificate of incorporation further provides for the removal of a director only for cause and by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of our directors.

Nomination and Standstill Agreement and Appointment of A. John Hass III to the Board of Directors

On November 18, 2014, the Company entered into a Nomination and Support Agreement (the "Nomination and Support Agreement") with the Osmium Parties (as defined below) pursuant to which A. John Hass III was appointed to the Board and the Osmium Parties agreed to certain standstill and voting provisions. The "Osmium Parties" collectively refers to: John H. Lewis; Osmium Partners, LLC; Osmium Capital, LP; Osmium Capital II, LP; Osmium Spartan, LP; Osmium Diamond, LP; and Osmium Special Opportunity Fund, LP.

Pursuant to the Nomination and Support Agreement, each of the Osmium Parties agree, during the Standstill Period (as defined below), to, among others, (i) not to conduct a proxy contest for the election of directors for any annual meeting during the Standstill Period, and (ii) to cause all voting securities owned by the Osmium Parties and their affiliates and associates to be voted for, or to abstain from voting for, all of the directors nominated by Board for election at an annual meeting of the stockholders of the Company during the Standstill Period and all other "routine" matters at such meetings in accordance with the Board's recommendation.

The Standstill Period is defined as the period from the date of the Nomination and Support Agreement until the latest of (A) the six month anniversary of the effective date of the Nomination and Support Agreement (i.e., May 18, 2015), (B) sixty days after Mr. Hass is no longer serving as a director of the Company, and (C) if Mr. Hass is a director at all times until the time nominations are due for the 2016 Annual Meeting, and is nominated and agrees to serve on the Company's slate of director nominees for the 2016 Annual Meeting, the period from the printing of this proxy statement for the 2016 Annual Meeting until the conclusion of the 2016 Annual Meeting; provided that in no event shall the Standstill Period extend beyond the date of the 2016 Annual Meeting. The Company and Mr. Hass also entered into a Director Agreement, which is not applicable while Mr. Hass serves as President, Chief Executive Officer and Chairman of the Board.

A full description of the Nomination and Support Agreement and the Director Agreement, including a copy of the Nomination and Support Agreement, can be found in the Company's Current Report on Form 8-K filed with the SEC on

November 19, 2014. The Director Agreement is filed as an exhibit to the Company's Annual Report on Form 10-K filed with the SEC on March 16, 2015.

Director Independence

Our Board of Directors reviewed the independence of each director in February 2016 and considered whether any director had or has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors determined that all of our directors, other than our President and Chief Executive Officer, A. John Hass III, were "independent directors" and meet the independence requirements under the listing standards of the NYSE and rules and regulations of the SEC.

Our Corporate Governance Guidelines provide that the non-management directors will regularly meet in executive session, without management present. As required under applicable NYSE listing standards, in the year ended December 31, 2015, our non-management directors met in regularly scheduled executive sessions at which only non-management directors were present. As Chairman of the Board, Mr. Gross presided over these sessions. Mr. Gross is an "independent director" and meets the independence requirements under the listing standards of the NYSE.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer in a way that is in the best interest of the Company at any given point of time. The Board of Directors may make a determination as to the appropriateness of its current policies in connection with the recruitment and succession of the Chairman of the Board and/or the Chief Executive Officer.

Our Board of Directors appointed Mr. Hass to serve as President, Chief Executive Officer and Chairman of the Board effective April 1, 2016. Mr. Hass previously served as a director since November 2014. We believe that as President and Chief Executive Officer, Mr. Hass is in the best position to focus the independent directors' attention on the issues of greatest importance to the Company and its stockholders. At any time that the Chairman of the Board is not an individual who is independent under the rules of the NYSE, the Board of Directors will appoint a Lead Independent Director elected by the independent directors, with broad authority and responsibility over Board governance and operations. This structure allows one person to speak for and lead both the Company and the Board of Directors, while also providing for effective independent board oversight through a Lead Independent Director.

The Lead Independent Director has the following authority, as detailed in the Company's Corporate Governance Guidelines:

•	preside at all meeting of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serve as a liaison between the Chairman of the Board and the independent directors;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	call meetings of the independent directors.

Mr. Gross acted as Lead Independent Director from February 2012 to May 2013 until he was appointed to Chairman of the Board in May 2013. Mr. Gross served as Chairman of the Board until Mr. Hass was appointed as Chairman of the Board, effective April 1, 2016. In light of Mr. Gross' experience, the independent directors elected Mr. Gross as Lead Independent Director on April 1, 2016. Mr. Gross also serves as a member of our Audit, Compensation, Corporate Governance and Nominating, CEO Search and Transaction Committees.

The Board of Directors oversees risk by actively reviewing management decisions and financial controls at both the full Board and Board committee levels. The Board of Directors takes a hands-on role in risk management practices in such areas as credit risk, liquidity risk, and operational risk by obtaining detailed reports from management, maintaining continuous dialogue with management, and providing extensive input on material corporate decisions. The Board of Directors extensively oversees management, particularly through periodic conferences between the Chief Executive Officer and certain members of the Board of Directors. The extent of the Board of Directors' oversight function has the effect of solidifying the Board's leadership structure by providing excellent knowledge of the day-to-day workings of the Company to the Board of Directors.

The Audit Committee assists our Board of Directors in risk oversight by reviewing and discussing policies with management and the independent auditor regarding our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee, as part of its independent auditor and internal audit oversight, also reviews and discusses the effectiveness of our disclosure controls and internal control over financial reporting and the performance of the internal audit function. The Audit Committee also directs and monitors our implementation of our corporate-wide compliance program, and oversees the periodic review and assessment of the effectiveness of our compliance program.

The Compensation Committee oversees the design and administration of the Company's executive compensation programs to promote an environment that does not encourage unnecessary and excessive risk-taking, including with respect to the Policy on Recoupment of Performance Based Compensation ("Clawback Policy"). The Compensation Committee also ensures that our compensation practices are in line with best practices with respect to "say on pay" philosophies and guidelines.

The Corporate Governance and Nominating Committee evaluates the Board of Directors' corporate governance guidelines and other Board and committee processes.

The Product and Technology Committee, which was disbanded as of May 20, 2015, advised the Board and management on current and proposed technologies, product portfolios and new product development.

The Consumer Advisory Committee, a special ad hoc advisory committee that was formed to replace the disbanded Product & Technology Committee, provides operational and strategic thought-partnership to the Consumer business leadership.

The E&E Advisory Committee, a special ad hoc advisory committee that was formed to replace the disbanded Product & Technology Committee, provides operational and strategic thought-partnership to the E&E business leadership.

The CEO Search Committee is a special ad hoc advisory committee formed to identify and facilitate the evaluation of potential candidates for CEO and recommending certain candidates for consideration by the Corporate Governance and Nominating Committee and the full Board of Directors.

The Transactions Committee is a special ad hoc advisory committee formed to review strategic transactions and operational alternatives for the Company.

Our Board of Directors receives periodic reports from each of these committees on their activities.

Committees of our Board of Directors

Our Board of Directors has established the following standing committees: the Audit Committee; the Compensation Committee; and the Corporate Governance and Nominating Committee. Our Board of Directors also established a Product and Technology Committee, which has been disbanded as of May 20, 2015. In addition to the standing committees, our Board of Directors also established the following ad hoc special advisory committees: the E&E Market Advisory Committee, the Consumer Advisory Committee, the CEO Search Committee and the Transactions Committee.

Attendance at Meetings

Our Board of Directors held ten meetings during the year ended December 31, 2015. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by our Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served, during the period for which he or she served. The following table sets forth the committees of our Board of Directors, the number of meetings held by each committee in 2015 and the membership of each committee during the year ended December 31, 2015.

Name	Audit	Compensation	Corporate Governance and Nominating	Product and Technology (10)	E&E Advisory (11)	Consumer Advisory (12)	CEO Search (13)	Transactions (14)
James P. Bankoff (1)	(1)	(1)	(1)	(1)		C
Laurence Franklin (2)	C		M				M
Patrick W. Gross (3)	M	M	M	(3)			M	M
A. John Hass III (4)	(4)	(4)					M
Marguerite W. Kondracke (5)		(5)	(5)				(5)
David Nierenberg (6)	M	C	M		M		M	M
Caroline J. Tsay (7)		M	(7)	(7)	C	M
Laura L. Witt (8)		M	(8)	(8)		M
Steven P. Yankovich (9)			C	(9)	M	M		M
Total Number of Meetings Held in 2015	8	9	5	2	4	2	9	2
C = Chair
M = Member
____________________

(1)
Mr. Bankoff served on the Product and Technology Committee until it was disbanded on May 20, 2015. Mr. Bankoff served on the Audit Committee from April 1. 2015 until May 20, 2015. Mr. Bankoff resigned from the Compensation Committee and Corporate Governance and Nominating Committee on June 30, 2015 and was appointed to the Consumer Advisory Committee on June 30, 2015.

(2)	Mr. Franklin was appointed to the CEO Search Committee on June 30, 2015.

(3)	Mr. Gross served on the Product and Technology Committee until it was disbanded on May 20, 2015. Mr. Gross was appointed to CEO Search Committee on June 30, 2015.

(4)	In connection with Mr. Hass' appointment as the Interim President and Chief Executive Officer, Mr. Hass resigned from the Audit Committee and the Compensation Committee effective April 1, 2015.

(5)
Ms. Kondracke resigned from the Corporate Governance and Nominating Committee on June 30, 2015. Ms. Kondracke also resigned from the Board of Directors on January 19, 2016. Prior to her resignation from the Board Ms. Kondracke served on the Compensation Committee and the CEO Search Committee.

(6)
Mr. Nierenberg was appointed to the Board on April 15, 2015, to the Audit Committee on May 20, 2015 and to the Compensation Committee, Corporate Governance and Nominating Committee, E&E Advisory Committee and CEO Search Committee on June 30, 2015.

(7)
Ms. Tsay served on the Product and Technology Committee from February 12, 2015 until it was disbanded on May 20, 2015. Ms. Tsay also served on the Corporate Governance and Nominating Committee from February 12, 2015 until June 30, 2015. Ms. Tsay was appointed to the Compensation Committee on February 12, 2015 and to the Consumer Advisory Committee and E&E Advisory Committee on June 30, 2015.

(8)
Ms. Witt served on the Product and Technology Committee until it was disbanded on May 20, 2015. Ms. Witt resigned from the Corporate Governance and Nominating Committee and was appointed to the Consumer Advisory Committee on June 30, 2015. On March 10, 2016, Ms. Witt provided notice of her decision to resign from the Board of Directors effective the date of the 2016 Annual Meeting.

(9)
Mr. Yankovich served on the Product and Technology Committee until it was disbanded on May 20, 2015. Mr. Yankovich was appointed as Chair of the Corporate Governance and Nominating Committee as well as to the Consumer Advisory Committee and E&E Advisory Committee on June 30, 2015.

(10)	The Product and Technology Committee was disbanded on May 20, 2015.

(11)	The E&E Advisory Committee was formed on June 30, 2015.

(12)	The Consumer Advisory Committee was formed on June 30, 2015.

(13)	The CEO Search Committee was formed on June 30, 2015.

(14)	The Transactions Committee was formed on June 30, 2015.

Directors are encouraged, but not required, to attend our annual meeting of stockholders. Two members of our Board of Directors attended the 2015 Annual Meeting of Stockholders.

Audit Committee

Currently, our Audit Committee consists of Laurence Franklin, who serves as the Chair, Patrick W. Gross and David Nierenberg, each of whom is a non-employee member of our Board of Directors. A. John Hass III also served on the Audit Committee until his resignation from the committee, in connection with his appointment as Interim President and Chief Executive Officer on April 1, 2015, at which time Mr. Bankoff was reappointed to the Audit Committee. James P. Bankoff served on the Audit Committee in 2014 and again from April 1, 2015 until his resignation from the committee on May 20, 2015, at which time David Nierenberg was appointed to the Audit Committee. Our Board of Directors has determined that each member of our Audit Committee meets the requirements of financial literacy and the standards of financial sophistication under the rules of the NYSE. Messrs. Franklin, Gross and Nierenberg serve as our audit committee financial experts, as defined under SEC rules. Messrs. Franklin, Gross and Nierenberg are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including that of Rosetta Stone.

Under its charter, our Audit Committee is responsible for, among other things:

•	approving the appointment, retention and termination of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•
monitoring, and discussing with management, the guidelines and policies governing the process by which the Company assesses and handles major financial risk exposures and the steps management has taken to monitor and control risk management;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement.

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.rosettastone.com.

Report of the Audit Committee of the Board of Directors

During the fiscal year ended December 31, 2015, our Audit Committee met eight times. In the exercise of the Audit Committee's duties and responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm's communications with the Audit Committee regarding independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. Based on the foregoing, including its review and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal year 2015 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Members of the Audit Committee

Laurence Franklin (Chair)
Patrick W. Gross
David Nierenberg

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

Compensation Committee

Our Compensation Committee consists of David Nierenberg, who serves as the Chair, Patrick W. Gross, Caroline J. Tsay and Laura L. Witt, each of whom is a non-employee, independent member of our Board of Directors. A. John Hass III served on our Compensation Committee until his resignation from the committee, in connection with his appointment as Interim President and Chief Executive Officer, on April 1, 2015. Marguerite W. Kondracke served on our Compensation Committee during 2015, until she resigned as a director, and therefore as a member of the Compensation Committee, ended effective January 19, 2016. During the fiscal year ended December 31, 2015, our Compensation Committee met nine times.

Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the requirements of the NYSE.

Under its charter, our Compensation Committee is responsible for, among other things:

•
reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity-based awards, executive employment agreements, severance and change in control arrangements, and any other special benefits, compensation or arrangements;

•	reviewing and approving annual goals and objectives, bonus criteria and equity guidelines for our executive officers;

•	reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules and regulations;

•	preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity-based compensation plans; and

•	appointing, compensating and overseeing compensation consultants and other advisors.

The Compensation Committee may form and delegate authority to one or more subcommittees as it deems necessary or advisable from time to time, provided, that any such subcommittee shall report any actions taken by it to the full Compensation Committee at its next regularly scheduled meeting.

For 2015, the Compensation Committee engaged Exequity LLP ("Exequity") as its outside independent compensation consultant. Without the Compensation Committee's prior approval, Exequity will not perform any services for management, although the Compensation Committee has directed that Exequity work in cooperation with management as required to gather and review information necessary to carry out the committee's obligations. For more information about the role of Exequity, see "Compensation Discussion and Analysis." In furtherance of maintaining the independence of the Compensation Committee's compensation consultant, the Committee has the sole authority to retain or terminate Exequity. The Compensation Committee has analyzed whether the work of Exequity as a compensation consultant has raised any conflict of interest, taking into consideration all factors relevant to a consultant's independence, including the following factors: (i) the provision of other services to the Company by Exequity; (ii) the amount of fees from the Company paid to Exequity as a percentage of the firm's total revenue; (iii) Exequity's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Exequity or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Exequity or the individual compensation advisors employed by the firm. The Compensation Committee has determined, based on its analysis of all factors relevant to a consultant's independence, including the above factors, that the work of Exequity and the individual compensation advisors employed by Exequity as compensation consultants to the Company has not created any conflict of interest.

In 2015, as part of the cost efficiency efforts, the Compensation Committee revisited its use of outside consultants and decided to reduce and limit its engagement of Exequity as its outside independent compensation consultant in the interest of reducing further costs. As a result, the Compensation Committee significantly reduced its use of Exequity in the second half of 2015.

Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.rosettastone.com.

Compensation Committee Interlocks and Insider Participation

During 2015, the following directors were members of the Compensation Committee: David Nierenberg, James P. Bankoff, Patrick W. Gross, A. John Hass III, Marguerite W. Kondracke (former director), Caroline J. Tsay and Laura L. Witt. None of the members of the Compensation Committee during 2015 was an officer or employee of the Company or any of its subsidiaries, during the period he or she served, and none has had a relationship with the Company or any of its subsidiaries since the beginning of 2015 that would be required to be disclosed as a transaction with a related person. No member of the Compensation Committee was formerly an officer of the Company. Mr. Hass resigned from the Compensation Committee at the time of his appointment as Interim President and Chief Executive Officer. None of our executive officers has served as a member of the board of directors or compensation committee of any entity at any time during which an executive officer of such other company served on our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Steven P. Yankovich, who serves as the Chair, Patrick W. Gross, Laurence Franklin, and David Nierenberg, each of whom is a non-employee member of our Board of Directors.  James P. Bankoff, Marguerite W. Kondracke and Laura L. Witt all served on our Corporate Governance and Nominating Committee during 2015 until they resigned from the committee effective June 30, 2015. Caroline J. Tsay also served on our Corporate Governance and Nominating Committee from February 12, 2015 until she resigned from the committee effective June 30, 2015. During the fiscal year ended December 31, 2015, our Corporate Governance and Nominating Committee met five times.

Our Board of Directors has determined that each member of the Corporate Governance and Nominating Committee satisfies the requirements for independence under the NYSE rules.

Under its charter, our Corporate Governance and Nominating Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending director nominees for each annual meeting of stockholders to our Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

•	reviewing succession planning for our Chief Executive Officer;

•	overseeing the evaluation of our Board of Directors;

•	determining the compensation of our directors; and

•	recommending members for each committee of our Board of Directors.

Our Corporate Governance and Nominating Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Rosetta Stone. The Corporate Governance and Nominating Committee relies on its knowledge and relationships and the knowledge and relationships of our officers and other directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. With respect to nominees recommended by stockholders, our Corporate Governance and Nominating Committee will consider such nominees in the same manner as it evaluates other potential director nominees.

Our Board of Directors has adopted a written charter, reviewed annually, for the Corporate Governance and Nominating Committee, which is available on our website at www.rosettastone.com.

Product and Technology Committee

Our Product and Technology Committee was established on November 20, 2014 and disbanded on May 20, 2015. The committee consisted of James P. Bankoff, who served as the Chair, Patrick W. Gross, Caroline J. Tsay, Laura L. Witt and Steven P. Yankovich. During the fiscal year ended December 31, 2015, our Product and Technology Committee met two times.

Our Board of Directors had determined that each member of the Product and Technology Committee satisfied the requirements for independence under the NYSE rules.

Under its charter, our Product and Technology Committee was responsible for, among other things:

•	providing advice and guidance to management regarding existing technologies used by the Company and technologies being considered for products and information systems;

•	making recommendations to management with respect to product development strategy; and

•	monitoring and advising the Board and management on current and emerging trends in technological innovations and industry standards.

Our Product and Technology Committee was disbanded by the Corporate Governance and Nominating Committee on May 20, 2015 and replaced with two ad hoc special advisory committees focused on each of the Consumer and E&E segments.

Ad Hoc Special Advisory Committees

E&E Advisory Committee

In June 2015, the Board of Directors formed a special ad hoc advisory committee that provides operational and strategic thought-partnership to the E&E business leadership, replacing the disbanded Product & Technology Committee.

The E&E Advisory Committee consists of Caroline J. Tsay, who serves as Chair, Steven P. Yankovich and David Nierenberg, each of whom is a non-employee member of our Board of Directors. The directors are not compensated separately for serving on this Committee. The E&E Advisory Committee held four meetings during fiscal year 2015.

Consumer Advisory Committee

In June 2015, the Board of Directors formed a special ad hoc advisory committee that provides operational and strategic thought-partnership to the Consumer business leadership, replacing the disbanded Product & Technology Committee.

The Consumer Advisory Committee consists of James P. Bankoff, who serves as Chair, Caroline J. Tsay, Laura Witt and Steven P. Yankovich, each of whom is a non-employee member of our Board of Directors. The directors are not compensated separately for serving on this Committee. The Consumer Advisory Committee held two meetings during fiscal year 2015.

CEO Search Committee

In June 2015, the Board of Directors formed a special ad hoc advisory committee to identify and facilitate the evaluation of potential candidates for CEO and recommending certain candidates for consideration by the Corporate Governance and Nominating Committee and the full Board of Directors. The CEO Search Committee had no power to select, appoint or nominate any candidate for CEO; it served effectively to review and augment a pool of candidates before recommending certain candidates to the Corporate Governance and Nominating Committee and the full Board for consideration.

The CEO Search Committee consists of A. John Hass III, Laurence Franklin, Patrick W. Gross, Marguerite W. Kondracke (former director) and David Nierenberg. The directors are not compensated separately for serving on this Committee. The CEO Search Committee held nine meetings during fiscal year 2015.

Transactions Committee

In June 2015, the Board of Directors formed a special ad hoc advisory committee to review strategic transactions and operational alternatives for the Company.

The Transactions Committee consists of Patrick W. Gross, David Nierenberg and Steven P. Yankovich, each of whom is a non-employee member of our Board of Directors. The directors are not compensated separately for serving on this Committee. The Transactions Committee held two meetings during fiscal year 2015.

Policy Governing Director Qualifications and Nominations

We seek directors who possess, at a minimum, the qualifications and skills described below as set forth in our Policy Governing Director Qualifications and Nominations. We consider diversity in our nomination of directors, and in our assessment of the effectiveness of the Board of Directors and its committees. In considering diversity, we evaluate each director candidate in the context of the overall composition and needs of our Board of Directors, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests using its diversity of backgrounds and experience. Our Corporate Governance and Nominating Committee will consider these and other qualifications, skills, and attributes when recommending candidates to our Board of Directors.

Our Corporate Governance and Nominating Committee must be satisfied that each Committee-recommended nominee meets the following minimum qualifications:

•	the candidate shall exhibit high standards of integrity, commitment, and independence of thought and judgment;

•	the candidate shall be committed to representing the long-term interests of our stockholders;

•	the candidate shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

•	to the extent the candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of contributing at board meetings; and

•	the candidate meets any other minimum qualifications and other criteria for board membership approved by our Board of Directors from time to time.

In addition to the minimum qualifications for each candidate set forth above, our Corporate Governance and Nominating Committee shall recommend that our Board of Directors select persons for nomination to help ensure that:

•
a majority of the Board of Directors is "independent" in accordance with the standards, if any, promulgated by the SEC, or any exchange upon which securities of the Company are traded, and any governmental or regulatory body exercising authority over the Company;

•	each of our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee is comprised entirely of independent directors; and

•
at least one member of our Audit Committee shall have such experience, education and other qualifications necessary to qualify as an "audit committee financial expert" as defined by the rules of the SEC and financial sophistication requirements under NYSE rules.

In addition to any other standards our Corporate Governance and Nominating Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Committee may consider the following factors when selecting and recommending that our Board of Directors select persons for nomination:

•	whether the candidate has direct experience in our industry or in the markets in which we operate;

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience;

•	whether the candidate has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	whether the candidate is accomplished in his or her respective field, with strong credentials and recognition; and/or

•	whether the candidate is well-regarded in the community.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

The Corporate Governance and Nominating Committee historically monitored the compensation of our Board of Directors in relation to the market and our peer data. However, in May 2015, the Board of Directors determined that it was more appropriate to transition the review and oversight of non-employee director compensation from the Corporate Governance and Nominating Committee to the Compensation Committee. We have adopted a compensation policy under which our non-employee directors receive an annual retainer for Board and committee membership, as well as additional fees for attending certain Board and committee meetings. An additional retainer is also provided to individuals who serve as chair of a committee or the Board. Mr. Swad, who served as our President and Chief Executive Officer at the beginning of 2015 until April 1, 2015, received no additional compensation for his service on our Board of Directors. Similarly, Mr. Hass, from the time of his appointment as Interim President and Chief Executive Officer on April 1, 2015, has not received additional compensation for his service on our Board of Directors. From May 2014 to May 2015, the Company's non-employee director compensation policy provided that each non-employee director will receive the following compensation for Board and committee services:

•	an annual retainer for Board membership of $40,000 paid in cash or restricted stock units ("RSUs") at the choice of the director;

•	an annual retainer of $50,000 for chairing the Board of Directors, paid in cash or RSUs at the election of the Chairman of the Board;

•
an annual cash retainer of $20,000 for chairing the Audit Committee and $15,000 for chairing the Compensation Committee, the Corporate Governance and Nominating Committee, or the Product and Technology Committee;

•
an annual cash retainer of $10,000 for each Audit Committee member and $7,500 for each Compensation Committee member, each Corporate Governance and Nominating Committee member, and each Product and Technology Committee member;

•
the members and chairmen of any new committees that may be formed will be paid the same amounts as the members and chairmen of the Compensation Committee, the Corporate Governance and Nominating Committee;

•	$1,250 cash payment for each Board of Directors meeting, in excess of twelve per year, attended in person or by telephone lasting more than one hour;

•	$1,250 cash payment for each meeting of a committee, in excess of twelve per year, attended in person or by telephone lasting more than one hour; and

•	an annual grant of equity with a fair market value as of the date of grant of $110,000 comprised of:

•	50% stock options vesting quarterly over one year conditioned upon the director's continued service on our Board of Directors during that year; and

•	50% RSUs, which are fully vested upon issuance and will be paid out in shares of our common stock when the recipient director terminates his or her service on our Board of Directors.

In May 2015, the Compensation Committee reviewed the Company's non-employee director compensation policy against peer companies and adjusted the policy to also allow non-employee directors to choose payment in non-qualified stock options ("NQSOs") for the annual retainer for Board membership and the annual retainer for chairing the Board of Directors, as an expression of commitment and confidence of the Company's long-term success. The Compensation Committee also adjusted the vesting schedule of RSUs, which comprise 50% of director's annual grants of equity, to vesting quarterly over one year, conditioned upon the director's continued service on our Board of Directors during that year, and paid out in shares of our common stock upon the recipient director's separation from service on our Board of Directors.

In August 2015, as part of the cost efficiency efforts, the Compensation Committee revisited the non-employee director compensation policy. The Compensation Committee reviewed market data to make additional adjustments to the Board of

Directors' compensation as presented below. Effective October 1, 2015, the current non-employee director compensation policy provides that each non-employee director will receive the following compensation for Board and committee services:

•	an annual retainer for Board membership of $40,000 paid in cash, NQSOs or RSUs at the choice of the director;

•	an annual retainer of $40,000 for chairing the Board of Directors, paid in cash, NQSOs or RSUs at the election of a non-employee Chairman of the Board;

•	an annual cash retainer of $20,000 for chairing the Audit Committee, $10,000 for chairing the Compensation Committee, and $5,000 for chairing the Corporate Governance and Nominating Committee;

•	an annual cash retainer of $10,000 for serving as a member of one or more Board committees (regardless of the number of committees served); and

•	an annual grant of equity with a fair market value as of the date of grant of $100,000 comprised of:

•	50% NQSOs vesting quarterly over one year conditioned upon the director's continued service on our Board of Directors during that year; and

•
50% RSUs vesting quarterly over one year conditioned upon the director's continued service on our Board of Directors during that year and which will be paid out in shares of our common stock following the recipient director's separation from service from the Company.

All cash retainers will be paid annually upon Board of Directors approval, with one-fourth of the total paid quarterly in arrears. Additionally, in the event of a change to the designated chair for each committee, the annual cash retainer for chairing a committee will be prorated based on the number of days the chair held the position. Non-employee directors are also encouraged to accumulate stock ownership, including ownership of RSUs, equal in value to three times the annual retainer for Board membership within three years of their appointment to the Board of Directors. All of our directors have achieved or are on course to achieve this threshold based on the applicable tenure of and payment to the individual directors.

Non-Employee Director Compensation Table

The following table summarizes the compensation of each non-employee member of our Board of Directors for the fiscal year ended December 31, 2015:

Name	Fees Earned (Services Rendered in 2015) ($)		Option Awards ($)(1)		Restricted Stock Unit Awards ($)(1)		Total ($)
James P. Bankoff	35,026		74,897	(2)	55,004	(3)	164,927
Laurence Franklin	68,125	(4)	43,361	(5)	55,004	(3)	166,490
Patrick W. Gross	45,796		114,314	(6)	55,004	(3)	215,114
A. John Hass III (7)	14,375						14,375
David Nierenberg	20,715		81,616	(8)	63,590	(9)	165,921
Marguerite W. Kondracke (10)	29,766		43,361	(5)	95,005	(11)	168,132
Caroline J. Tsay	30,046		43,361	(5)	95,005	(11)	168,412
Laura L. Witt (12)	47,444		59,127	(13)	55,004	(3)	161,575
Steven P. Yankovich	43,132		51,246	(14)	65,000	(15)	159,378
_________________________

(1)
Represents the aggregate grant date fair value for option awards and RSU awards granted in the applicable year, computed in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"). Information about the assumptions used to value these awards can be found in Note 10 to the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 14, 2016.

(2)
Represents options to acquire 18,323 shares of common stock granted on June 12, 2015 at an exercise price of $8.50 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest in four equal quarterly installments from the date of grant.

(3)
Represents 6,471 RSUs granted on June 12, 2015. The RSUs were fully vested upon grant and will be paid out in shares of our common stock when the recipient director terminates his or her service on our Board of Directors.

(4)	Cash payments were made directly to LF Enterprises LLC.

(5)
Represents options to acquire 10,608 shares of common stock granted on June 12, 2015 at an exercise price of $8.50 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest in four equal quarterly installments from the date of grant.

(6)
Represents options to acquire 27,966 shares of common stock granted on June 12, 2015 at an exercise price of $8.50 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest in four equal quarterly installments from the date of grant.

(7)
Mr. Hass was a non-employee director in 2014. Effective April 1, 2015, the Board of Directors appointed him as Interim President and Chief Executive Officer, at which time he became an employee of the Company.

(8)
Represents options to acquire 1,771 shares of common stock granted on April 15, 2015 at an exercise price of $7.95 per share, which was the closing price per share of our common stock on the NYSE on the grant date and options to acquire 18,323 shares of common stock granted on June 12, 2015 at an exercise price of $8.50 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest in four equal quarterly installments from the date of grant.

(9)
Represents 1,080 RSUs granted on April 15, 2015 and 6,471 RSUs granted on June 12, 2015. The RSUs were fully vested upon grant and will be paid out in shares of our common stock when Mr. Gross terminates his service on our Board of Directors.

(10)	Ms. Kondracke resigned from our Board of Directors effective January 19, 2016.

(11)
Represents 11,177 RSUs granted on June 12, 2015. The RSUs were fully vested upon grant and will be paid out in shares of our common stock when the recipient director terminates his or her service on our Board of Directors.

(12)	On March 10, 2016, Ms. Witt provided notice of her decision to resign from the Board of Directors effective the date of the 2016 Annual Meeting.

(13)
Represents options to acquire 14,465 shares of common stock granted on June 12, 2015 at an exercise price of $8.50 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest in four equal quarterly installments from the date of grant.

(14)
Represents options to acquire 12,537 shares of common stock granted on June 12, 2015 at an exercise price of $8.50 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest in four equal quarterly installments from the date of grant.

(15)
Represents 7,647 RSUs granted on June 12, 2015. The RSUs were fully vested upon grant and will be paid out in shares of our common stock when the recipient director terminates his or her service on our Board of Directors.

Outstanding Option and RSU Awards for Non-Employee Directors at December 31, 2015

The following table provides information on the outstanding stock options and RSUs held by our non-employee directors as of December 31, 2015.

Name	Aggregate Number of Shares Subject to Outstanding Options (#)	Aggregate Number of Shares Subject to Outstanding RSUs (#)
James P. Bankoff	35,799	17,287
Laurence Franklin	51,448	29,146
Patrick W. Gross	90,436	43,367
A. John Hass III (1)	5,031	3,067
Marguerite W. Kondracke (2)	34,548	11,177
David Nierenberg	20,094	7,551
Caroline J. Tsay	14,117	13,317
Laura L. Witt (3)	44,435	24,471
Steven P. Yankovich	19,320	11,784
___________________________

(1)
Mr. Hass was a non-employee director in 2014. Effective April 1, 2015, the Board of Directors appointed him as Interim President and Chief Executive Officer, at which time he became an employee of the Company.

(2)	Ms. Kondracke resigned from our Board of Directors effective January 19, 2016.

(3)	On March 10, 2016, Ms. Witt provided notice of her decision to resign from the Board of Directors effective the date of the 2016 Annual Meeting.

STOCKHOLDER MATTERS

Stockholder Communications with our Board of Directors

Stockholders and other interested parties may communicate with our full Board of Directors, our Chairman of the Board of Directors or the independent directors as a group. To do so, an interested party may address any inquiries, items for discussion or other materials to a particular director or to our Board in care of our General Counsel and Secretary at the following address: Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, VA 22209. Our General Counsel and Secretary, or designated staff members in the office of the General Counsel, will review these submissions and forward messages to the intended recipient members of our Board, as appropriate. Responses to any such submissions will be at the discretion of the relevant Board members or our General Counsel. Communications may also be referred to other departments within our Company. We generally will not forward to our Board communication that we determine to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about our Company.

Stockholder Recommendations of Director Candidates

Our Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A stockholder seeking to recommend a candidate for the Corporate Governance and Nominating Committee's consideration should submit such candidate's name and qualifications to: Corporate Governance and Nominating Committee, c/o General Counsel and Secretary, Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209.

Stockholder Proposals and Nominations for the 2017 Annual Meeting of Stockholders

Any stockholder who intends to present a proposal to be included in our 2017 proxy statement must submit the proposal, in writing, so that our General Counsel and Secretary receives it at our principal executive offices, located at 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209, by December 9, 2016, which is 120 days prior to the one year anniversary of the date this proxy statement is being sent to our stockholders. In addition, our stockholders must comply with other requirements of the SEC related to stockholder proposals that are to be included in proxy statements as set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

If a proposal or nomination is not to be included in our proxy statement, any stockholder who wishes to bring a proposal or nominate a person for election to our Board of Directors at the 2017Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our General Counsel and Secretary, at our principal executive offices, between January 19, 2017 and February 18, 2017, which is 120 to 90 days prior to the one year anniversary of the upcoming Annual Meeting. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request and which are also on file with the SEC.

Our bylaws provide that if a stockholder wishes to nominate a person for election as director or to propose other business to be considered at an annual meeting of stockholders, that stockholder must follow the procedures contained in our bylaws. The stockholder proposing such business or making such nomination must be a stockholder of record of our Company on the date the nomination is delivered to our General Counsel and Secretary and at the time of our annual meeting, and be entitled to vote at the annual meeting. The proposal or nomination must be received by our General Counsel and Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting and not later than the close of business on the 90th day prior to such anniversary, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day of our first public announcement of the date of the annual meeting. In addition, if the number of directors to be elected to our Board of Directors at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our General Counsel and Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement. These time periods are designed to allow us time to adequately consider all proposals and nominees.

To be considered, each nomination must include the following information:

•
all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant;

•
a completed questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our General Counsel and Secretary upon written request; and

•
a written representation and agreement, in the form provided by our General Counsel and Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee's ability to comply, if elected as a director, with the nominee's fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

The proposing stockholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of our Company, to determine whether such nominee qualifies as an "independent director" or "audit committee financial expert" under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters, including our Corporate Governance Guidelines, and that could be material to a reasonable stockholder's understanding of the independence and qualifications, or lack thereof, of such nominee.

To be considered, proposals for business to be considered by our stockholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

•	a brief description of the business desired to be brought before the annual meeting;

•	the reasons for conducting such business at the annual meeting;

•
the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment;

•	any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•
a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such stockholder; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any;

•	the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner;

•
any option, warrant, convertible security, stock appreciation right ("SAR"), or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any;

•
any other direct or indirect opportunity held or owned beneficially by such stockholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any of our securities;

•	any short interest in any of our securities of the stockholder or beneficial owner;

•	any right to dividends on our shares of capital stock owned beneficially by such stockholder or such beneficial owner, if any, which right is separated or separable from the underlying shares;

•
any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, is a general partner or with respect to which such stockholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner; and

•
any performance-related fees, other than an asset-based fee, to which such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

Such information must include any such interests held by members of such stockholder's or such beneficial owner's immediate family sharing the same household. All such information must be supplemented by such stockholder and such beneficial owner, if any, not later than 10 days after the record date for the annual meeting to disclose such ownership as of the record date, 10 days before the annual meeting date, and immediately prior to the commencement of the annual meeting, by delivery of such supplemented information to our General Counsel and Secretary. Such information shall also include any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

The following table shows shares of our common stock that, to our knowledge, are owned as of the Record Date, March 25, 2016, by:

•	each of our named executive officers (as defined in "Compensation Discussion and Analysis");

•	each director and nominee;

•	all current directors, nominees and executive officers as a group; and

•	each stockholder beneficially owning more than 5% of our common stock.

Unless indicated in the notes to the table, to our knowledge each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209.

We calculated the percentage of shares outstanding based on shares of common stock outstanding on March 25, 2016. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of March 25, 2016, and (2) shares issuable upon settlement of RSUs that are vested, or will become vested within 60 days of March 25, 2016. Those shares are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers:
A. John Hass III (1)	494,702	2.3%
Stephen M. Swad (2)	800	*
Thomas M. Pierno (3)	156,772	*
Sonia G. Cudd (4)	29,443	*
Judy K Verses (5)	162,627	*
Eric B. Ludwig (6)	7,722	*
Directors:
James P. Bankoff (7)	46,883	*
Laurence Franklin (8)	76,322	*
Patrick W. Gross (9)	231,059	1.1%
David Nierenberg (10)	1,535,237	7.0%
Caroline J. Tsay (11)	21,987	*
Laura L. Witt (12)	63,669	*
Steven P. Yankovich (13)	26,055	*
All current directors, nominees and executive officers as a group (13 people)	2,853,278	13.0%
Other 5% Stockholders:
Ariel Investments, LLC (14)	4,137,810	18.9%
Osmium Partners, LLC (15)	2,108,241	9.6%
Renaissance Technologies LLC (16)	1,630,500	7.4%
Nierenberg Investment Management Company, Inc. (10)	1,535,237	7.0%
Roumell Asset Management, LLC (17)	1,309,538	6.0%
_______________________________________
* Indicates ownership of 1% or less.

(1)
Includes 449,031 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016. Also includes 3,800 shares of restricted stock that continue to be subject to forfeiture restrictions. Mr. Hass became our Interim President and Chief Executive Officer as of April 1, 2015.

(2)	Mr. Swad served as our President and Chief Executive Officer until April 1, 2015.

(3)
Includes 87,822 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016. Also includes 43,951 shares of restricted stock that continue to be subject to forfeiture restrictions.

(4)
Includes 6,908 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016. Also includes 19,471 shares of restricted stock that continue to be subject to forfeiture restrictions.

(5)
Includes 106,671 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016. Also includes 25,352 shares of restricted stock that continue to be subject to forfeiture restrictions.

(6)
Mr. Ludwig served as our Senior Vice President, Consumer until his employment with the Company ended on April 1, 2015. As of that date, all of his unvested restricted common stock and unvested stock options were forfeited.

(7)
Includes 31,216 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016 and 15,667 shares of common stock underlying vested RSUs that will be issued to Mr. Bankoff upon the termination of his service on the Board.

(8)
Includes 48,796 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016 and 27,526 shares of common stock underlying vested RSUs that will be issued to Mr. Franklin upon the termination of his service on the Board.

(9)
Includes 83,443 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016 and 41,747 shares of common stock underlying vested RSUs that will be issued to Mr. Gross upon the termination of his service on the Board. Also includes 73,501 shares owned by Mr. Gross' spouse and 32,368 shares owned by the Stephanie Gross Trust as to which Mr. Gross disclaims beneficial ownership.

(10)
Includes 15,511 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016 (the "Nierenberg NQSOs") and 5,931 shares of common stock underlying vested RSUs (the "Nierenberg RSUs") that will be issued to Mr. Nierenberg upon the termination of his service on the Board. Also includes shares of common stock owned by The D3 Family Fund, L.P. ("Family Fund"), The D3 Family Bulldog Fund, L.P. ("Bulldog Fund"), and The DIII Offshore Fund, L.P. ("Offshore Fund"), for which the Nierenberg Investment Management Company, Inc. ("NIMCO") and the Nierenberg Investment Management Offshore, Inc. ("NIMO") serve as general partners. Mr. Nierenberg serves as the President of NIMCO and NIMO. Under the partnership agreements governing the funds, all compensation payable to Mr. Nierenberg for his Board service, including the Nierenberg NQSOs and Nierenberg RSUs, is required to be assigned to the funds. Accordingly, the Nierenberg NQSOs and Nierenberg RSUs are deemed to be owned indirectly by the Family Fund and the Bulldog Fund. Mr. Nierenberg has shared voting and investment power over all the shares reported. See also the Schedule 13D/A filed with the SEC on April 17, 2015 by the Family Fund, the Bulldog Fund, the Offshore Fund, NIMCO, NIMO and Mr. Nierenberg, whose address is The D3 Family Funds, 19605 N.E. 8th Street, Camas, Washington 98607.

(11)
Includes 11,465 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016 and 10,522 shares of common stock underlying vested RSUs that will be issued to Ms. Tsay upon the termination of her service on the Board.

(12)
Includes 40,818 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2016 and 22,851 shares of common stock underlying vested RSUs that will be issued to Ms. Witt upon the termination of her service on the Board.

(13)
Includes 16,185 shares of our common stock subject to options which are exercisable within 60 days of March 25, 2106 and 9,870 shares of common stock underlying vested RSUs that will be issued to Mr. Yankovich upon the termination of his service on the Board.

(14)	Ownership information is based on the Schedule 13G/A filed with the SEC on February 12, 2016 by Ariel Investments, LLC, whose address is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(15)
Ownership information is based on the Form 13D/A filed with the SEC on August 18, 2015 by Osmium Partners, LLC, Osmium Capital, LP, Osmium Capital II, LP, Osmium Spartan, LP, Osmium Diamond, LP, Osmium Special Opportunity Fund, LP and John H. Lewis, whose address is Osmium Partners, LLC, 300 Drakes Landing Road, Suite 172, Greenbrae, California 94904, Attention: John H. Lewis. Includes 148,417 shares of our common stock that are beneficially owned by John H. Lewis, over which he has sole voting power as Principal of Osmium Partners, LLC. For voting arrangements between the Company and Osmium parties, see “Corporate Governance - Nomination and Standstill Agreement and Appointment of A. John Hass III to the Board of Directors.”

(16)	Ownership information is based on Schedule 13G filed with the SEC on February 11, 2016 by Renaissance Technologies LLC, whose address is 800 Third Avenue, New York, New York 10022.

(17)
Ownership information is based on Schedule 13D filed with the SEC on June 22, 2015 by Roumell Asset Management, LLC and James C. Roumell, whose address is 2 Wisconsin Circle, Suite 660, Chevy Chase, Maryland 20815, adjusted for a confirmation directly from Roumell Asset Management, LLC. Includes 17,330 shares of our common stock that are beneficially owned by James C. Roumell, over which he has sole voting power as Principal of Roumell Asset Management, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as beneficial owners of more than ten percent of our common stock, to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the fiscal year ended December 31, 2015 all required reports were filed on a timely basis under Section 16(a) of the Exchange Act by our executive officers and directors, as well as beneficial owners of more than ten percent of our common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company's management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Members of the Compensation Committee

David Nierenberg (Chair)
Patrick W. Gross
Caroline J. Tsay
Laura L. Witt

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Compensation Committee Report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) provides a detailed description of the key practices and philosophies of our executive compensation program, which demonstrate the Company's ongoing commitment to align executive compensation with the performance of the Company and individual executives, interests of our stockholders and evolving best practices. In particular, this section focuses on the compensation of our named executive officers for 2015 ("NEOs") listed below, whose compensation information is presented in the compensation tables and accompanying narratives following this discussion in accordance with SEC rules.

Named Executive Officer	Title
A. John Hass III (1)	President and Chief Executive Officer
Stephen M. Swad (2)	Former President and Chief Executive Officer
Thomas M. Pierno	Chief Financial Officer
Sonia G. Cudd	General Counsel and Secretary
Judy K. Verses	President, Global Enterprise & Education
Eric B. Ludwig (3)	Former Senior Vice President, Consumer
___________________________

(1)	Mr. Hass was appointed President and Chief Executive Officer on April 1, 2016. Previously, he served as the Interim President and Chief Executive Officer from April 1, 2015 to April 1, 2016.

(2)
Mr. Swad resigned from his position as President and Chief Executive Officer as of April 1, 2015 and remained as Advisor to the Chief Executive Officer until his employment with the Company ended on May 1, 2015.

(3)	Mr. Ludwig held the position of Senior Vice President, Consumer until his employment with the Company ended on April 1, 2015.

Stephen M. Swad served as our President and Chief Executive Officer until the Board of Directors accepted his resignation as President and Chief Executive Officer, effective April 1, 2015. On March 26, 2016, the Board appointed A. John Hass III to serve as President and Chief Executive Officer, effective April 1, 2016. Previously, he served as the Interim President and Chief Executive Officer from April 1, 2015 to April 1, 2016. The Board had engaged Mr. Swad as Advisor to the Chief Executive Officer to assist with the transition until May 1, 2015. Mr. Swad's employment with the Company ended effective May 1, 2015.

The CD&A is divided into the following sections:

•	Executive Summary

•	Elements of Our Executive Compensation Program for 2015

•	Compensation of Our President and Chief Executive Officer

•	Determining the Amount of Each Element of Executive Compensation

•	Overview of Our Executive Compensation Program for Fiscal 2015

•	Compensation Policies and Practices as They Relate to Risk Management

Executive Summary

The core principles of our executive compensation program are based on a commitment to pay-for-performance while retaining key talent. Our executive compensation program is designed to encourage our NEOs to work for our long-term prosperity, reflect a pay-for-performance philosophy without encouraging our employees to assume excessive risks, and be reasonable in light of the executive compensation programs of our peer group companies. Our executive compensation program is also designed to align our NEOs' executive compensation with long-term stockholder interests.

The program is administered under a thorough process, which includes review of our peer group and market practices, and the Compensation Committee's assessment of the effectiveness of our compensation program with respect to the achievement of our corporate goals. Our compensation program is also evaluated in the context of the Compensation Committee's fiduciary duty to act as the directors determine to be in the stockholders' best interests.

Business Overview

Rosetta Stone is dedicated to changing people's lives through the power of language and literacy education. Our innovative, technology-driven language and reading programs drive positive learning outcomes in thousands of schools, businesses, government organizations and for millions of individuals around the world. Our cloud-based programs allow users to learn online or on-the-go via tablet or smartphone, whether in a classroom, corporate setting, or personal learning environment. As a leader in the literacy education space, Rosetta Stone helps millions of students build fundamental reading skills.

As our Company has evolved, we believe that our literacy Enterprise & Education segment is our largest opportunity for long-term value creation. The customers in these marketplaces have demands that recur each year, creating a more predictable revenue opportunity. This demand profile also fits well with our suite of products, the well-known Rosetta
Stone brand and the demonstrated efficacy of our literacy tools. We also believe the demand for e-learning based literacy solutions in the US and English language-learning around the globe is growing.

Fiscal Year 2015. In March 2015, the Company announced a strategic reorganization and realignment of the business to accelerate and prioritize its Enterprise and K-12 focus of our language business. As part of that reorganization, the Company made reductions to Consumer sales and marketing, Consumer product investment, and general and administrative costs. We expect to realize annualized cost savings of approximately $65 million as a result of these actions. We expect overall profitability within the Consumer segment to maintain or improve as we expect these costs savings to offset expected revenue declines in the Consumer segment.

In addition, Stephen M. Swad, who served as our President and Chief Executive Officer throughout 2013 and 2014, resigned from this position effective April 1, 2015. The Board of Directors appointed A. John Hass III to serve as Interim President and Chief Executive Officer. In October 2015, the Company formed an Efficiency Task Force, which identified ways for the Company to improve the way we work, simplify our business processes, and eliminate redundancies, while becoming more cost efficient and productive. We expect to realize annualized cost savings of approximately $15 million as a result of the actions identified by the Efficiency Task Force.

Fiscal Year 2016. On March 11, 2016 the Board of Directors appointed A. John Hass III, as President, Chief Executive Officer, and Chairman of the Board effective April 1, 2016.

In 2016, under the continued direction of Mr. Hass, the Company is taking the necessary actions and making appropriate investments to position our business for profitable growth and sharpen the corporate focus.

In March 2016, the Company announced the restructuring of the E&E language business to more tightly focus on our core Enterprise and K-12 markets in the U.S. and northern Europe and to reduce and flatten our development and support structure to create a more profitable business with the capacity to grow. As part of this effort, the Company has initiated a process to exit our direct distribution presence and close offices in a number of non-U.S. markets in order to right-size the E&E Language business overall. These intended actions are expected to provide approximately $19 million of additional annualized cost reductions.

Also in 2016, we plan to improve our Consumer Language customer offering and introduce a flexible and sustainable pricing strategy focused on cash generation. Over the last few years, our Consumer strategy has been to shift more of our Consumer business to web-based software subscriptions, digital downloads and mobile applications and away from perpetual CD packages. We believe that these formats provide customers with not only an overall improved experience but also the flexibility to use our products on multiple platforms (i.e., tablets and mobile phones). We also believe that these platforms are a more economical and relevant way for us to deliver our products to customers.

Overall in 2016, our Consumer Language business will remain tightly focused to generate profitability and cash flow, with every investment measured against such policy. We will continue to invest heavily in new product development for Lexia and will continue to support the growth of Lexia's fast growing, high-renewal business. With the exception of Lexia, however, our revised corporate strategy in 2016 is not focused on growth but rather on improving profitability by generating revenue and reducing costs. In light of these actions, we have pivoted our compensation program to align and reward this new corporate strategy going forward.

Aligning Compensation with Our Performance

A key principle that underlies the Compensation Committee decisions regarding compensation for our NEOs is alignment with the Company's performance. To that end, we have structured our short-term and long-term incentives so that they reward achievement of key performance metrics that help realize our strategic goals and objectives. To ensure that our compensation program continues to be well aligned with our performance, our Compensation Committee regularly reviews the program construct to ensure that compensation arrangements continue to support a pay-for-performance culture.

Our executive compensation program has consistently and meaningfully been focused on pay-for-performance principles, and has included low or no payouts under our annual incentive plan when the Company's performance does not meet certain expectations and threshold levels for payouts approved by our Compensation Committee.

In 2015, we maintained our commitment to a pay-for-performance culture by:

•	emphasizing deep cost reduction, cash preservation, growth of Lexia and profitability of Consumer;

•	structuring our annual cash bonus (the "Annual Performance-Based Incentive") such that 70% of the award target is based on financial performance metrics;

•	establishing a variable incentive opportunity for executives that are directly aligned with the Company's overall financial performance; and

•
committing to the Company's Policy on Recoupment of Performance Based Compensation ("Clawback Policy") that, in the event of a restatement of the Company's financial results other than a restatement caused by a change in applicable accounting principle, allows the Company to review the circumstances that caused the restatement and clawback certain performance-based incentive compensation wrongly awarded to an executive officer as a result of misconduct.

Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Stockholders, more than 91% of the votes cast on the proposal were in favor of our NEO compensation as disclosed in the Company's Current Report on Form 8-K filed with the SEC on June 12, 2015. As part of its deliberations on the Company's compensation philosophy and pay program construct, the Compensation Committee carefully considered the results of this vote and concluded that stockholders endorsed the decisions made with respect to our compensation program. Further, we believe the Company's overall compensation philosophy and pay practices demonstrate an ongoing commitment to align executive compensation with the interests of our stockholders and reflect evolving best practices.

Current Executive Compensation Best Practices

We employ the following executive compensation best practices.

•	Clawback Policy. In 2015, the Compensation Committee maintained a Clawback Policy, described above, applicable to certain performance-based incentive compensation granted on or after January 1, 2014.

•
No Tax Gross-ups in Employment Agreements.  Our existing employment agreements have been amended to eliminate previously existing excise tax gross-up provisions related to change of control payments subject to Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). We do not maintain any contract or agreement with any NEO that obligates us to make any kind of tax gross-up payment.

•	No Excessive Severance Payments. Our termination arrangements with our NEOs do not call for excessive severance payments in cases of their termination of employment.

•
No Guaranteed Bonuses.  We believe that performance-based bonuses should reflect actual performance of the Company and/or individual. Bonus guarantees undercut that notion, therefore, we do not guarantee performance-based bonus payments to our NEOs.

•
Double Trigger Vesting for Equity Awards.  In 2015, we maintained our policy that, starting with equity awards granted in 2012, our equity awards would no longer vest upon consummation of a change in control, unless there is also a termination of service other than for cause or a voluntary resignation for good reason.

•
No Repricing or Replacing Outstanding Stock Options.  Repricing is not permitted under the Rosetta Stone Inc. Amended and Restated 2009 Omnibus Incentive Plan, as amended (the "2009 Plan"), without stockholder approval. We did not reprice or replace any of our outstanding stock options during 2015, nor any year prior to 2015.

•	Limited Use of Perquisites. We do not believe in granting perquisites to our NEOs that are excessive in value or substantially different from the perquisites available to all our employees generally.

•
No Hedging or Pledging.  We have adopted an amended Insider Trading Compliance Policy, which prohibits all hedging and pledging transactions in Company stock by directors and all employees to ensure that the interests of these holders of Company stock are fully aligned with those of stockholders in general. We also discourage the purchase and sale of exchange-traded options on our stock by our executives.

•	Stock Ownership Guidelines. We encourage our executives to hold a significant equity interest in the Company. Effective January 1, 2013, our stock ownership guidelines are as follows:

◦	Chief Executive Officer - equal in value to five times (5x) the base salary; and

◦	Senior Vice Presidents and above - equal in value to twice (2x) the base salary.

We have provided a time frame of five years to attain the equity ownership levels.

Elements of Our Executive Compensation Program for 2015

Our objective is to provide a competitive total compensation package to attract and retain key personnel and drive performance. To achieve this objective, the Compensation Committee has implemented and maintains compensation plans that tie a substantial portion of the executives' overall compensation to financial and non-financial strategic performance goals. In addition, a substantial portion of each NEOs' total compensation is performance-based and dependent on the achievement of financial performance goals. Our executive compensation program consisted of three principal components in 2015:

•base salary;

•annual performance-based cash incentive; and

•long-term equity incentive.

	Compensation Component	Objectives	Key Features
Annual Compensation	Base Salary	Provide a competitive annual fixed level of cash compensation compared to peer and market data. Attract and retain executives.
Compensate executives for their daily efforts as management of the Company.

Adjustments are made from time-to-time based on individual performance, internal pay equity and pay relative to the peer group and relevant market data.

Annual Performance-Based Incentive
Motivate participants to achieve short-term strategic and financial goals in order to support the long term strategy and creation of value.

Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

Provide a competitive variable award opportunity that attracts and retains our executives.

Cash incentive payments based on a fixed bonus target percentage of base salary and attainment of certain financial and non-financial strategic goals.

No guaranteed payouts; minimum thresholds must be met for a bonus to be earned.

Long-Term Compensation	Long-Term Equity Incentive
Align the interests of management with those of our stockholders through stock-based awards by facilitating and encouraging ownership of our common stock.

Retain the services of our executive team for a multi-year period.

Reward achievement of our strategic objectives that drive long term stockholder value.

From time-to-time long term incentives are provided via annual grants of equity awards under the 2009 Plan.

Target value is intended to provide competitive compensation opportunities based on performance over a multi-year period with realizable value directly tied to stock price performance.

Other Benefits	401(k) Retirement Plan ("401(k) Plan")	Provide retirement income for employees.
Allows participants to defer up to 100% of their annual compensation, subject to any applicable caps set by the Internal Revenue Code.

We currently provide matching contributions equal to 100% of an employee's individual contribution, up to a maximum of 4% of the participant's annual salary, subject to certain limits.

	Health, welfare and other non-cash benefits	Provide health and welfare coverage for employees, generally.	Executives generally participate in the same benefits programs offered to all employees.

Compensation of our Named Executive Officers

A detailed description of the components of our executive compensation program is provided below.

Base Salaries    We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive officer's job. To enhance our ability to attract and retain executives in competitive markets, it is our objective to position base salaries at approximately the median of the relevant market and our peer data.

Annual Performance-Based Incentive    Our annual incentive program is intended to compensate our executive officers, including NEOs, for performance relative to corporate financial and strategic objectives. These objectives are evaluated separately and structured such that executives may be paid a portion of their annual incentives for achievement relative to one or more objectives, even if threshold performance is not attained for another objective. With respect to financial objectives, the Compensation Committee typically sets a specific threshold performance goal to ensure that a minimum quantitative financial hurdle is met before any payment is earned by an executive officer for that objective. The Compensation Committee also establishes a target financial goal that would result in a payout at 100% of target for the financial objectives, as well as specific milestones above the goal target such that maximum payouts can reach 150% of annual cash incentive target payouts. The non-financial strategic goals include specific quantitative milestones as well as other metrics and objectives that cannot be defined by bright-line measurements and require a more qualitative determination of the level of achievement by our Compensation Committee.

Long-Term Equity Incentive    Our equity-based compensation is intended to enhance our ability to retain talent over a longer period of time, to reward long-term achievements that enhance future value of the Company, and to provide executives with a form of reward that aligns their interests with those of our stockholders.

It is our Compensation Committee's objective, from time-to-time, to grant annual equity-based compensation awards to our executives in amounts that are competitive with the median values of equity awards, and total target compensation, made by comparable public companies with whom we compete for talent. In general, the Compensation Committee believes that granting a mix of stock options and restricted stock awards is appropriate because it reflects both long-term value creation (through the need for sustained increases in our stock price for stock options to have meaningful value), promotes retention of executives and facilitates ownership of the Company's stock by executives (through the grant of restricted stock awards).

Benefits    NEOs generally participate in the same benefits programs offered to all employees. Our benefits, such as our basic health benefits, 401(k) Plan, disability and life insurance, are intended to provide a stable array of support to executives and their families throughout various stages of their careers. These core benefits are provided to all executives regardless of their individual performance levels. The 401(k) Plan allows participants to defer up to 100% of their annual compensation, subject to any applicable caps set by the Internal Revenue Code. The executives' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan, under provision of a safe harbor plan. We currently provide matching contributions equal to 100% of an employee's individual contribution, up to a maximum of 4% of the participant's annual salary, subject to certain limits.

Compensation of Our President and Chief Executive Officer

For 2015, approximately 81% of the target total compensation for our Former Chief Executive Officer, Mr. Swad, 85% of the target total compensation for our Interim Chief Executive Officer, Mr. Hass, and an average of approximately 66% of the target total compensation for our other NEOs, was variable, including the annual incentive opportunity, stock options and restricted shares. As detailed in the chart above, all equity grants were valued based on the fair market value on the date of grant.

Compensation of Our President and Chief Executive Officer

On March 26, 2015, Stephen M. Swad resigned from his position as President and Chief Executive Officer effective April 1, 2015, and A. John Hass III became our Interim President and Chief Executive Officer. Under the interim Executive Employment Agreement in connection with Mr. Hass' appointment as Interim President and Chief Executive Officer, Mr. Hass received a monthly base salary of $30,000, and was been granted 444,000 non-qualified stock options to vest over twelve months with 1/12 vesting each month, and 45,600 shares of restricted stock to vest over twelve months with 1/12 vesting each month. In the event that Mr. Hass ceased to serve as Interim President and Chief Executive Officer before such stock option and restricted stock awards are fully vested, vesting on such awards would have ceased and any unvested options or shares would have been forfeited, even if he continued to serve on the Board of Directors.

On March 11, 2016, the Board of Directors appointed A. John Hass III as President, Chief Executive Officer, and Chairman of the Board effective April 1, 2016. Our Board of Directors approved a new executive employment agreement between Rosetta Stone Ltd. and Mr. Hass. Under the new Executive Employment Agreement, Mr. Hass receives an annual salary of $50,000 and $360,000 of restricted stock, which vests in equal installments over twelve months through April 1, 2017. Mr. Hass is also entitled to a short term performance equity grant with a target value of $1,000,000 aligned to approved 2016 financial and operational goals, which upon achievement vests over three years at a rate of 50%, 25% and 25%, respectively, beginning in April 2017. Additionally, Mr. Hass is entitled to a long-term performance equity grant with a target value of $1,000,000 aligned to absolute Total Shareholder Return two year growth metrics between 2016 and 2017, which upon achievement vests over three years at a rate of 1/3 (~33.33%) per year, beginning in April 2018. Both the short term and long term grants are made up of 50% non-qualified stock options and 50% restricted share awards.

Under both his Executive Employment Agreements, Mr. Hass is entitled to participate in the Company's employee benefit, retirement and health plans, and will receive other benefits such as temporary and furnished corporate housing in the Arlington, Virginia area and one weekly round-trip coach class airfare from Arlington, Virginia to Chicago, Illinois. Under the Executive Employment Agreements, Mr. Hass will be obligated to comply with customary restrictions on confidentiality, intellectual property ownership rights, noncompetition and nonsolicitation, and the Company will be obligated to hold harmless, indemnify and advance legal expenses arising from or out of Mr. Hass' performance as an employee, officer or director of the Company.

Determining the Amount of Each Element of Executive Compensation

Overview

The Compensation Committee has overall responsibility for the compensation program for our executive officers, including NEOs, and considers several factors in determining the overall design of, and the various elements comprising, our compensation program. In general, the weight of each element of our compensation program is determined by our Compensation Committee on an annual basis taking into consideration the following factors, among others:

•	Company and individual performance;

•	pay practices among companies comprising the competitive market for our executive officers;

•	the Company's desire to attract and retain key talent;

•	broad economic factors;

•	and the discretion of our Compensation Committee members based on their relevant experience.

As part of these considerations, the Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial strategic goals, while referencing both publicly-disclosed peer group compensation information as well as broad-based compensation survey data, as described below.

During 2015, the Compensation Committee continued to engage Exequity, an independent compensation consultant, to assist as its advisor. In its capacity as advisor to the Compensation Committee, Exequity assisted the Committee in the review of the competitiveness of our overall executive compensation program.

Although it has been our objective to target peer median practices for aggregate total compensation as well as each element of compensation, internal share usage constraints, as impacted by stock price volatility, have generally inhibited our ability to provide market-competitive long term incentive opportunities to our NEOs. For this reason, the grant date fair value of target total long term incentive opportunities for our NEOs has generally been below the peer group median grant date fair value of long term incentive opportunities. In an attempt to alleviate this shortfall relative to peer practice and to emphasize long-term performance for our senior executives, the Compensation Committee increased the annual grant values of our NEOs.

Role of Chief Executive Officer and Other Executives in Executive Compensation Decisions

Our Compensation Committee has generally sought input from our Chief Executive Officer, our General Counsel and Secretary, in her capacity as the Chief of Human Resources, and our Senior Director of Total Rewards when discussing the compensation levels and performance of our NEOs, other than the Chief Executive Officer. The Chief Executive Officer provides information relating to the other NEOs' performance to assist the Compensation Committee with its decision-making on executive compensation.

Comparable Market Compensation

In analyzing the competitiveness of our executive compensation program, our Senior Director of Total Rewards and Compensation Committee review pay practices from two primary sources, as detailed below. The market data for our NEOs and other senior management team members was collected from peer group proxy data (as described below) and the Radford Global Technology Compensation Survey data (the "Radford Survey"). It is our objective to target compensation levels, both in aggregate and by element, to median compensation levels for each of these sources. The Radford Survey includes compensation market data from more than 2,000 companies and provides a holistic perspective on total compensation levels, practices and emerging trends. The following data cuts were included to derive the overall survey data medians against which we benchmarked compensation levels: software companies; companies in the Internet/E-Commerce/Online Community industries; companies located in the mid-Atlantic states or in locations of our remote offices, such as in San Francisco and Austin; and companies with most recent relative annual revenues ranging from $200 million to $499.9 million.

The Compensation Committee performs a formal review of the Company's peer group annually, with changes implemented periodically due to material changes at the Company and among peer companies. The peer group that was defined in the third quarter of 2014 and used for purposes of making 2014 compensation decisions (the "2014 Peer Group") was reviewed in August 2015 to determine whether any updates would be necessary before determining the 2015 compensation structure. In the third quarter of 2015, the Company's compensation team reviewed the 2014 Peer Group to determine whether it remained an appropriate peer group for pay benchmarking purposes, based on the following guiding principles and criteria: companies that compete with Rosetta Stone for key executive talent; publicly traded; similar or complementary industries;

organizational structure; relative peer as indicated by proxy advisory services; common operational or business challenges; investor feedback and similar size (revenue, market capitalization, and number of employees). As a result of the Company's strategic realignment of the business to prioritize and realign the business around the Enterprise & Education segment, with a focus towards literacy and education, , the Compensation Committee revised the 2014 Peer Group accordingly to reflect the strategic shift of Rosetta Stone's business. After a comprehensive review of over 100 relevant companies, the Compensation Committee removed seven peer companies from the 2014 Peer Group due to ownership changes or lack or relevancy and added six new peer companies, for a total of 14 peer companies that are collectively representative of relevant comparators (the "2015 Peer Group). The 2015 Peer Group companies are listed below:

2015 Peer Group
American Public Education, Inc.	LeapFrog Enterprises, Inc.
Bazaarvoice, Inc.	Lionbridge Technologies Inc.
Cambium Learning Group, Inc.	Liquidity Services, Inc.
Capella Education Company	Micro Strategy Inc.
Career Education Corp.	QAD Inc.
comScore, Inc.	Strayer Education Inc.
K12 Inc.	TiVo Inc.

For 2015, our NEOs' base salaries and target annual cash incentive opportunities were generally close to median levels among peers. However, the grant date fair values of total long-term incentive opportunities for our NEOs were generally below peer median long term incentive values. As noted above, the competitiveness of pay opportunities relative to those of relevant peer executives was an important consideration for the Compensation Committee in setting compensation for our NEOs, however, the Compensation Committee also considered other factors, such as Company and individual performance, the Company's desire to attract and retain key talent, broad economic factors, and the discretion of our Compensation Committee members based on their experience with companies with a similar profile to Rosetta Stone.

Overview of Our Executive Compensation Program for Fiscal 2015

Base Salaries

Our Compensation Committee reviews our executives' base salaries on an annual basis taking into consideration the factors described above as well as changes in position or responsibilities and time and experience in the position. In the event of material changes in position, responsibilities or other factors, the Compensation Committee may consider changes in base pay during the year.

In February 2015, the Compensation Committee completed its annual CEO assessment process, which included the Committee discussing and finalizing Mr. Swad's 2014 performance and compensation recommendations for 2015. The Compensation Committee decided not to increase the base salaries and incentive targets for Mr. Swad. The Compensation Committee also completed an annual assessment process for Messrs. Pierno and Ludwig and Ms. Verses. The Compensation Committee decided not to increase the base salaries and incentive targets for Messrs. Pierno and Ludwig. Ms. Cudd had just started with the Company in January 2015, therefore, her base salary and incentive target were not eligible for annual assessment. As a result of changes in responsibilities, the Compensation Committee decided to increase Ms. Verses base salary and incentive target with an effective date of February 11, 2015, as outlined below.

Name	2014 Base Salary ($)	Annualized Base Salary after 2015 Adjustments ($)	% Change
A. John Hass III (1)	360,000	360,000	—%
Stephen M. Swad (2)	515,000	515,000	—%
Thomas M. Pierno	340,000	340,000	—%
Sonia G. Cudd	310,000	310,000	—%
Judy K. Verses	340,000	400,000	17.6%
Eric B. Ludwig	283,000	283,000	—%

___________________________

(1)	Mr. Hass was appointed Interim President and Chief Executive Officer on April 1, 2015.

(2)
Mr. Swad resigned from his position as President and Chief Executive Officer as of April 1, 2015 and remained as Advisor to the Chief Executive Officer until his employment with the Company ended on May 1, 2015.

The Compensation Committee based its decisions on a combination of elements designed to maintain compensation at a level it viewed as competitive with our peers and the market, as well as individual performance and contributions made to the Company in 2014. The Compensation Committee also reviewed individual business goals for 2014 and performance towards those goals for our executive officers.

In setting each NEO's base salary in 2015, as detailed above, the Compensation Committee specifically considered the following factors:

•	Mr. Swad's individual performance and contributions in 2014;

•	Messrs. Pierno's and Ludwig's ' individual performance and contributions in 2014.

•	Ms. Verses individual performance and contributions in 2014, and the Committee's desire to better align Ms. Verses' salary with peer medians based on her expanded role and responsibilities

Annual Performance-Based Incentive

Our Compensation Committee reviews annual performance-based cash incentive compensation opportunities of our executives, including our NEOs, on an annual basis taking into consideration the factors described above as well as changes in position or responsibilities. In the event of material changes in position, responsibilities, or other factors, the Compensation Committee may consider changes in target incentive pay during the year.

In accordance with the Rosetta Stone 2009 Omnibus Incentive Plan, the annual incentive program, in which our NEOs participate, our Compensation Committee sets each of our NEO's 2015 bonus targets as a percentage of his or her 2015 annualized base salary as set forth in the following table.

Name	2015 Annualized Base Salary ($)	2015 Total Target Annualized Bonus Opportunity ($)	Target Bonus as a Percentage of Base Salary	Financial Goals Target Bonus ($)(1)	Non-financial Strategic Goals Target Bonus ($)(2)
A. John Hass III (3)	360,000	—	—%	—	—
Stephen M. Swad (4)	515,000	566,500	110%	396,550	169,950
Thomas M. Pierno (4)	340,000	255,000	75%	178,500	76,500
Sonia G. Cudd (5)	310,000	155,000	50%	108,500	46,500
Judy K. Verses (6)	400,000	400,000	100%	280,000	120,000
Eric B. Ludwig (4)	283,000	212,250	75%	169,800	42,450
_________________________

(1)	For all participants of the annual incentive program, the total annual cash incentive opportunity was based 70% on financial goals.

(2)	For all participants of the annual incentive program, the total annual cash incentive opportunity was based 30% on non-financial strategic goals.

(3)	As Interim President and Chief Executive Officer, Mr. Hass is not a participant of the annual incentive program.

(4)
Messrs. Pierno, Swad and Ludwig's 2015 annualized base salaries and bonus opportunities represent their salaries and bonus opportunities as of December 31, 2015. No changes were made to their annual incentive target percentages from 2014 to 2015.

(5)
Ms. Cudd was hired on January 2, 2015. As such, her annual cash incentive opportunity represented in the chart above is annualized. Her actual 2015 bonus target was prorated based on eligible time in plan in the amount of $154,575 (99% of the annualized target).

(6)
Ms. Verses' 2015 annualized base salary and annual cash incentive opportunity represent her salary and bonus opportunity as of December 31, 2015. Ms. Verses' annual incentive target increased from 75% to 100% of base salary effective February 11, 2015.

We provided for an annual cash incentive opportunity for each executive, in accordance with our 2009 Omnibus Incentive Plan, in which our NEOs participate, based on financial goals and non-financial strategic goals. For all participants, the annual cash incentive opportunity was based 70% on financial goals, subject to a threshold attainment; and 30% on non-financial strategic goals, with no threshold attainment. The financial goals and non-financial strategic goals are evaluated separately. As such, for purposes of determining the amount of cash incentives to be awarded to executives, some goals can be determined to be achieved and trigger payment even if other goals do not. The Compensation Committee believes that maintaining these ratios of financial and non-financial strategic goals in order to trigger payment aligns the financial interests of our executives with the financial interests of our stockholders.

For all participants of the annual incentive program, 70% of the award for achieving the financial goals was based on the following:

	Percentage	Threshold	Target	Maximum	2015 Actual Result	% Achievement (relative to target)
2015 Adjusted EBITDA	60%	$10.03M	$11.8M	$17.7M+	<Threshold	—%
2015 Company Total Revenue	40%	$225M	$245M	$281.8M	<Threshold	—%

With respect to the 2015 financial goals portion of the annual incentive program (weighted at 70%), no amount would be earned with respect to any one of the two financial targets if we failed to achieve the threshold for that particular goal target. If we achieved the threshold of a financial target, 50% of the amount attributable to such target would be earned. If we achieved 100% of a financial target, 100% of the amount attributable to such target would be earned. If we achieved the maximum or more of the goal target, 150% of the amount attributable to such bonus target would be earned. Between threshold and 100% and between 100% and the maximum of the financial targets, the amount earned would be interpolated between the two points based on the above. The Adjusted EBITDA and Company Total Revenue components of the financial goals were evaluated separately, so that part or the entire amount attributable to the financial goals could be awarded if one goal was met but not the other. Our Compensation Committee's determination of the percentage of each financial goal for 2015 was that overall achievement fell short of threshold.

With respect to the 2015 non-financial strategic goals portion of the annual incentive program (weighted at 30%), no minimum threshold was set for funding. Our Compensation Committee determined a percentage of overall achievement based on an evaluation of our performance in meeting each of these goals during the year. Some of these goals include defined milestones or other business metrics while others are subjective and not capable of being defined by bright-line measurements. Our Compensation Committee's determination of the percentage of each non-financial strategic goal that was achieved was an overall achievement of 100%, based on the following results.

•
50% on successfully delivering the Product road map related to successful delivery and launch of MyLexia and an integrated language platform across Foundations, Advantage and Advanced English for Business; and

•	50% on achievement of the efficiency metric related to keeping expenses in the second half of 2015 below the target of 73% of Total Company Revenue.

Based on the assessments detailed above, the financial goals (70% weight) were not funded at all and the non-financial corporate goals (30% weight) were funded at100%. Based on the weights applied to these factors and the funding amounts detailed above, the aggregate funding amount for the annual incentive program for the executives was 30%. Then, based on recommendations by Mr. Hass with respect to the performance and contributions of each NEO, other than himself, the Compensation Committee exercised discretion and determined the actual fiscal 2015 annual incentive for each NEO.

Based on the factors described above, our Compensation Committee determined the following annual incentive payments were earned by our NEOs for 2015.

Name	Total Bonus ($)
A. John Hass III (1)
Stephen M. Swad (2)	56,340
Thomas M. Pierno (3)	85,000
Sonia G. Cudd (3)	65,000
Judy K. Verses (3)	50,000
Eric B. Ludwig (4)	15,875
_________________________

(1)	As Interim President and Chief Executive Officer, Mr. Hass is not a participant of the annual incentive program.

(2)
Mr. Swad's employment with the Company ended effective May 1, 2015. His bonus payment was prorated based on the amount earned up until his last day of employment with the Company, in accordance with the terms of the annual incentive program.

(3)
The Compensation Committee completed an assessment of the Company's overall performance against the 2015 non-financial strategic goals, as well as each executives individual performance, to determine the annual incentive payments for Mr. Pierno and Mses. Cudd and Verses.

(4)
Mr. Ludwig's employment with the Company ended effective April 1, 2015. His bonus payment was prorated based on the amount earned up until his last day of employment with the Company, in accordance with the terms of the annual incentive program.

The following chart shows the target bonus amount and actual amount paid for each NEO, as applicable, under our annual incentive program, as described above.
________________

(1)	As Interim President and Chief Executive Officer, Mr. Hass is not a participant of the annual incentive program.

(2)
Mr. Swad's employment with the Company ended effective May 1, 2015. His annual incentive payment was prorated based on the amount earned up until his last day of employment with the Company, in accordance with the terms of the annual incentive program.

(3)	Ms. Cudd was hired on January 2, 2015. As such, her annual incentive payment was prorated based on eligible time in plan, in accordance with the terms of the annual incentive program.

(4)
Mr. Ludwig's employment with the Company ended effective April 1, 2015. His annual incentive payment was prorated based on the amount earned up until his last day of employment with the Company, in accordance with the terms of the annual incentive program.

As stated above, in 2016, our Consumer Language business will remain tightly focused on optimizing to generate profitability and cash flow, with every investment measured against such policy. We will continue to invest heavily in new product development and will continue to support the growth of Lexia's fast growing, high-renewal business. With the exception of Lexia, however, our revised corporate strategy in 2016 is not focused on growth but rather on improving profitability by generating revenue and reducing costs. In light of these actions, we have pivoted our compensation program, including most notably our annual performance-based incentive program, to align and reward this new corporate strategy

Discretionary Bonuses in Fiscal Year 2015

In January 2015, the Compensation Committee approved a one-time cash signing bonus in the amount of $75,000 to Ms. Cudd, payable on the first payroll following her hire date of January 2, 2015.

In October 2015, Ms. Cudd received a discretionary bonus in the amount of $10,000 for her contributions to the 2015 Efficiency Task Force, which identified ways for the Company to improve the way we work, simplify our business processes, and eliminate redundancies, while becoming more cost efficient and productive.

Allocation of Equity-Based Compensation Awards

Throughout the year, our Compensation Committee evaluates grants for new hires at the senior vice president level and above, promotions to the senior vice president level and above, or other changes that may warrant additional grants. Our Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, performance, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of shares subject to awards to be granted to all participants during the year. For new hire grants, the grant date is typically the date of hire.

Our Compensation Committee also evaluates and makes annual grants for the executive officers, including the NEOs, and other members of senior management on a discretionary basis during the annual performance review process. As noted above, it is the Compensation Committee's intent to provide long term incentive opportunities that are comparable to peer median long term incentive values, and combine with base salary and annual cash incentive opportunities to result in target total compensation opportunities that are comparable to peer median target total compensation opportunities. However, as noted above, share usage constraints have generally resulted in long term incentive opportunities below peer medians.

Equity awards, including non-qualified stock options and restricted stock, granted to NEOs and other employees under our 2009 Plan typically vest over a period of four years, with 25% of the shares vesting on each annual anniversary of the vesting commencement date with the exception of (i) Mr. Swad's November 2010 grant, which included a three-year vesting schedule that was negotiated at hire; (ii) Mr. Swad's January 2012 equity grant, received in connection with his expanded operational role, which had a two-year vesting schedule; (iii) the special retention awards granted to our NEOs and certain other executives in 2012, which had two-year vesting schedules to ensure retention of key executives during a pivotal transformation period of the Company; and (iv) Mr. Hass' April 2015 equity grant, received in connection with his appointment as Interim Chief Executive Officer and President, with 1/12 of the shares vesting monthly over the course of one year. In 2015, the Compensation Committee maintained the approach to annual incentive compensation to provide 70% of long term incentive value in the form of stock options and 30% of long term incentive value in restricted stock to better reflect market practice, promote retention of executives, and provide balance in the long term incentive program.

Timing of Equity-Based Compensation Awards

Our Compensation Committee typically makes annual grants of restricted stock and stock options, if any, to our NEOs and other members of the senior management team in connection with its annual review of our executives' compensation.

We do not have any program, plan or practice to time stock option and restricted stock grants in coordination with the release of material non-public information. The exercise price of stock options for 2015 was determined based on the trading price of our common stock at the close of the market on the date of grant.

Severance and Change in Control Arrangements

Each of our equity incentive plans provides for a potential acceleration of vesting of outstanding awards in the event of a change in control and/or termination without cause, as defined in each such plan. In 2012, restricted stock agreements were updated to provide that starting with equity awards granted in 2012, none of the equity awards granted to our NEOs would provide for automatic vesting acceleration upon consummation of a change in control transaction unless there is also a termination of service other than for cause or voluntary resignation for good reason in connection with the change in control.

In November 2015, our Board of Directors adopted and approved a Change in Control Severance Plan (the "Change in Control Plan") in which all of the Company's NEOs participate. The Change in Control Plan provides for severance and other benefits to eligible participants if they experience a "qualifying termination" within six months prior to or two years following a change in control event, without "cause" or a voluntary "qualifying termination" for "good reason," each as defined in the Change in Control Plan. The Company’s Change in Control Plan generally provides that a change in control may occur upon (i) the liquidation, dissolution or winding up of the Company, (ii) the sale, license or lease of all or substantially all of the assets of the Company, and (iii) a share exchange, reorganization, recapitalization or certain merger and consolidation transactions. A NEO who experiences such a qualifying termination and executes (and does not revoke) a general release of claims against the Company will receive the payments and benefits described below under "Potential Payments Upon Termination or Change in Control."

The Change in Control Plan was adopted to mitigate the uncertainty that NEOs and other executives can experience while the possibility of a change in control exists, thereby allowing them to both operate in the best interests of the Company and stockholders, as well as to remain at the Company through the desired retention period. The Board of Directors believes that the Change in Control Plan allows the Company's NEOs and other executives to continue effectively executing their management responsibilities without being influenced by the uncertainty of their personal situations. In the event of an involuntary termination outside of a change in control situation, we consider these benefits important to attract executive talent to the Company. In addition, the Change in Control Plan helps create a stable work environment in which the executives are provided certain economic benefits in the event their employment is terminated. In connection with the payment of these benefits, a participant under the Change in Control Plan must exercise a general release of claims against the Company and agree to confidentiality, non-competition (for a duration of twelve (12) months), and non-solicitation (for a duration of twelve (12) months) restrictive covenants in a form provided to such executive by the Company, making this a mutually beneficial arrangement.

For additional information, see "Employment Arrangements with Named Executive Officers" and "Potential Payments Upon Termination of Employment or Upon Change in Control" below for a description of the severance and change in control arrangements we have with our NEOs. The Compensation Committee believes that these arrangements were necessary to attract and are necessary to retain our NEOs. The terms of each arrangement were determined in negotiation with the applicable NEO in connection with his or her hiring, or promotion, and were not based on any set formula.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to the Company and our executives. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive. We also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our next three most highly compensated executive officers (excluding our Chief Financial Officer) to $1,000,000, unless the compensation qualifies as performance-based and certain requirements are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the material terms of the compensation are approved by stockholders and meet certain other requirements. While the Compensation Committee is mindful of the benefit of deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our Company and our stockholders.

Compensation Policies and Practices as They Relate to Risk Management

In 2015, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives.

The Compensation Committee also reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking.

The Compensation Committee noted several design features of our cash and equity incentive programs for all employees that reduce the likelihood of excessive risk-taking, including:

•	the Compensation Committee's ability to exercise discretion to decrease incentive award payouts;

•
the use of an array of performance metrics across compensation programs (that is, bonuses are based on financial goals, non-financial strategic metrics and individual performance goals and new hire and annual equity incentives are driven by stock price gains);

•	the fact that many of our executives hold vested equity stakes in the Company; and

•	the fact that the mix of compensation balances a short-term and long-term focus.

Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION
2015 Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers ("NEOs"), including our Chief Executive Officer and Chief Financial Officer, for the year ended December 31, 2015.

Name and Principal Position	Year		Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation($)		All Other Compensation ($)		Total ($)
A. John Hass III (2)	2015		267,231	(3)	—		362,520	1,684,536	—	(4)	7,647	(5)	2,321,934
Interim President and Chief Executive Officer
Stephen M. Swad (6)	2015		198,077	(7)	—		1,039,924	1,131,254	56,339	(8)	801,875	(9)	3,227,469
Former President and Chief Executive Officer	2014		515,000		—		509,998	1,190,000	299,970		29,836	(10)	2,544,804
	2013		506,923		—		1,212,333	285,251	327,592		29,516	(11)	2,361,615
Thomas M. Pierno	2015		353,077		—		293,053	399,265	85,000	(12)	13,008	(13)	1,143,403
Chief Financial Officer	2014		334,577		—		179,998	420,003	194,947		13,249	(14)	1,142,774
	2013		324,616		—		262,371	67,117	127,928		12,082	(15)	794,114
Sonia G. Cudd	2015		305,231	(16)	85,000	(17)	110,000	156,723	65,000	(18)	18,192	(19)	740,146
General Counsel & Secretary
Judy K. Verses	2015		405,692		—		255,983	332,724	50,000	(20)	13,152	(21)	1,057,551
President, Global Enterprise & Education	2014		323,188		—		119,995	280,002	241,013		18,707	(22)	982,905
	2013		304,154		—		248,465	67,117	139,885		18,171	(23)	777,792
Eric B. Ludwig (24)	2015		84,900	(25)	—		149,898	166,362	15,875	(26)	308,884	(27)	725,919
Former Senior Vice President, Consumer	2014	(28)	276,339		—		75,001	175,001	175,812		17,170	(29)	719,323
_________________________

(1)
Represents the aggregate grant date fair value for restricted stock awards and stock option awards granted in the applicable year, computed in accordance with ASC 718. Information about the assumptions used to value these awards can be found in Stock-Based Compensation under Critical Accounting Policies and Estimates in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 14, 2016.

(2)	Mr. Hass became an Executive Officer in April 2015. Accordingly, prior year compensation information is not included in the Summary Compensation Table.

(3)	Mr. Hass was appointed Interim President and Chief Executive Officer effective April 1, 2015. His annualized base salary for 2015 was $360,000.

(4)	As Interim President and Chief Executive Officer, Mr. Hass was not a participant of the annual incentive program.

(5)
For Mr. Hass, represents insurance premiums the Company paid on behalf of the executive under our group term life insurance policy and our health and welfare policies in the amount of $1,087 during the specified year, and 401(k) matching contributions in the amount of $6,560.

(6)
Mr. Swad resigned from his position as President and Chief Executive Officer as of April 1, 2015 and remained as Advisor to the Chief Executive Officer until his employment with the Company ended on May 1, 2015.

(7)	Mr. Swad's last day of employment with the Company was May 1, 2015. His annualized base salary for 2015 was $515,000.

(8)
For Mr. Swad, represents a prorated cash award under the annual incentive program, based on his eligible time in the Plan determined by the start of the plan year on January 1, 2015 through his termination date on May 1, 2015.

(9)
For Mr. Swad, represents severance payments upon termination consisting of: 18 months of base salary in the amount of $772,500; 10 months of COBRA health benefit premiums in the amount of $16,127; and 18 months of basic life insurance and AD&D premiums in the amount of $470. Mr. Swad also received insurance premiums the Company paid on his behalf under our group term life insurance policy and our health and welfare policies in the amount of $4,855 during the specified year and 401(k) matching contributions in the amount of $7,923.For

(10)
Mr. Swad, represents insurance premiums the Company paid on his behalf under our group term life insurance policy and our health and welfare policies in the amount of $12,754 during the specified year, 401(k) matching contributions in the amount of $12,200 and other compensation in the amount of $4,882.

(11)
For Mr. Swad, represents insurance premiums the Company paid on behalf of the executive under our group term life insurance policy and our health and welfare policies in the amount of $11,447 during the specified year, 401(k) matching contributions in the amount of $10,200 and other compensation in the amount of $7,869.

(12)	For Mr. Pierno, represents a cash bonus in the amount of $85,000 under the annual incentive program.

(13)
For Mr. Pierno, represents insurance premiums the Company paid on his behalf under our group term life insurance policy and our health and welfare policies in the amount of $13,008 during the specified year.

(14)
For Mr. Pierno, represents insurance premiums the Company paid on his behalf under our group term life insurance policy and our health and welfare policies in the amount of $12,754 during the specified year and other compensation in the amount of $495.

(15)
For Mr. Pierno, represents insurance premiums the Company paid on his behalf under our group term life insurance policy and our health and welfare policies in the amount of $11,447 during the specified year and other compensation in the amount of $635.

(16)	Ms. Cudd joined the Company effective January 2, 2015. Her annualized base salary for 2015 was $310,000.

(17)	Ms. Cudd received a signing bonus in the amount of $75,000 based on her hire date of January 2, 2015 and a cash bonus in the amount of $10,000 on October 1, 2015.

(18)	For Ms. Cudd, represents a cash bonus in the amount of $65,000 under the annual incentive program.

(19)
For Ms. Cudd, represents insurance premiums the Company paid on her behalf under our group term life insurance policy and our health and welfare policies in the amount of $9,176 during the specified year and 401(k) matching contributions in the amount of $9,015.

(20)	For Ms. Verses, represents a cash bonus in the amount of $50,000 under the annual incentive program.

(21)
For Ms. Verses, represents insurance premiums the Company paid on her behalf under our group term life insurance policy and our health and welfare policies in the amount of $2,051, 401(k) matching contributions in the amount of $10,600 and other compensation in the amount of $501.

(22)
For Ms. Verses, represents insurance premiums the Company paid on her behalf under our group term life insurance policy and our health and welfare policies in the amount of $2,051 during the specified year, 401(k) matching contributions in the amount of $12,200 and other compensation in the amount of $4,456.

(23)
For Ms.Verses, represents insurance premiums paid by the Company on behalf of the executive under our group term life insurance policy in the amount of $339 during the specified year, 401(k) matching contributions in the amount of $10,200 and other compensation in the amount of $7,632.

(24)	Mr. Ludwig held the position of Senior Vice President, Consumer until his employment with the Company ended on April 1, 2015.

(25)	Mr. Ludwig's last day of employment with the Company was April 1, 2015. His annualized base salary for 2015 was $283,000.

(26)	For Mr. Ludwig, represents a cash bonus in the amount of $15,875 under the of the annual incentive program.

(27)
For Mr. Ludwig, represents severance payments upon termination consisting of: 12 months of base salary in the amount of $283,000; 12 months of COBRA health benefit premiums in the amount of $21,933; and 12 months of basic life insurance and AD&D premiums in the amount of $295. Mr. Ludwig also received insurance premiums the Company paid on his behalf under our group term life insurance policy and our health and welfare policies in the amount of $3,656 during the specified year.

(28)	Mr. Ludwig became an Executive Officer in August 2014. Accordingly, prior year compensation information is not included in the Summary Compensation Table.

(29)
For Mr. Ludwig, represents insurance premiums the Company paid on his behalf under our group term life insurance policy and our health and welfare policies in the amount of $12,332 during the specified year and other compensation in the amount of $4,838.

Grants of Plan-Based Awards in Fiscal Year 2015

The following table sets forth each grant of plan-based awards to our NEOs during the year ended December 31, 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of Shares)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Award Type	Grant Date	Threshold (3)	Target	Maximum(4)	Threshold	Target	Maximum
A. John Hass III	Annual Cash (6)		—	—	—
	Restricted Stock	4/15/2015							45,600			362,520
	Stock Options	4/15/2015								444,000	7.95	1,684,536
Stephen M. Swad	Annual Cash (7)	—	65,730	187,799	281,698	—	—	—	—	—	—	—
	Restricted Stock	2/2/2015							56,859			529,926
	Restricted Stock	2/12/2015	—	—	—	—	—	—	52,147	—	—	509,998
	Stock Options	2/12/2015	—	—	—	—	—	—	—	199,470	9.78	1,131,254
Thomas M. Pierno	Annual Cash	—	89,250	255,000	382,500	—	—	—	—	—	—	—
	Restricted Stock	2/2/2015							12,130			113,052
	Restricted Stock	2/12/2015	—	—	—	—	—	—	18,405	—	—	180,001
	Stock Options	2/12/2015	—	—	—	—	—	—	—	70,401	9.78	399,265
Sonia G. Cudd	Annual Cash (8)		54,101	154,575	231,863
	Restricted Stock (9)	1/5/2015							11,236			110,000
	Stock Options (9)	1/5/2015								27,629	9.79	156,723
Judy K. Verses	Annual Cash	—	140,000	400,000	600,000	—	—	—	—	—	—	—
	Restricted Stock	2/2/2015							11,372			105,987
	Restricted Stock	2/12/2015	—	—	—	—	—	—	15,337	—	—	149,996
	Stock Options	2/12/2015	—	—	—	—	—	—	—	58,668	9.78	332,724
Eric B. Ludwig	Annual Cash (10)	—	18,521	52,917	79,376	—	—	—	—	—	—	—
	Restricted Stock	2/2/2015							8,036			74,896
	Restricted Stock	2/12/2015	—	—	—	—	—	—	7,669	—	—	75,003
	Stock Options	2/12/2015	—	—	—	—	—	—	—	29,334	9.78	166,362
_________________________

(1)
Represents potential payouts under the annual incentive program, 70% of which consisted of a financial component, and 30% of which consisted of a non-financial strategic goals component, as further described above under "Annual Performance-Based Incentive." For all NEOs , the financial portion of the bonus was based on achievement of the corporate financial goals. There were three components of the financial portion of the bonus: (i) achievement of the 2015 target Adjusted EBITDA goal (weighted at 60%); and (ii) achievement of the 2015 target Company Total Revenue (weighted at 40%);

(2)	The 2013 LTIP concluded as of December 31, 2014, and all earned and approved awards have been granted.

(3)
With respect to the annual incentive program in footnote (1), all NEOs' amounts in this column, under "Annual Cash," represent the lowest possible annual cash incentive payout if the Company were to achieve the threshold of financial targets., As such, each NEO therefore earned 50% of the portion of his or her target annual cash incentive that was based on the financial targets (Company) assuming no payout in respect of the non-financial targets were earned and approved. There is no guarantee of payment under this plan, therefore zero is the absolute minimum payout under the plan parameters.

(4)
With respect to all NEOs, amounts in this column, under "Annual Cash," represent the highest possible annual cash incentive payout if the Company were to achieve or exceed the maximum target or more of each of the financial targets described in footnote (1), with a maximum payout of 150% for each metric. The calculation assumes maximum payout of 150% for all non-financial metrics for all NEOs. For all NEOs if achievement of one financial metric exceeded the threshold, and the other did not, the annual cash incentive would be funded for the metric that was achieved. Plan funding for the non-financial strategic targets was based on the attainment percentage of the specified non-financial strategic goals as determined by the Compensation Committee.

(5)
For all NEOs, represents stock options and restricted stock awards granted to each NEO that vest over a period of time based on the individual's service to the Company.  Awards granted on February 12, 2015 represent annual awards that vest in equal installments over four years. Awards granted on February 2, 2015 represent awards granted under the 2013 LTIP which concluded as of December 31, 2014; these awards vested upon grant.

(6)	As Interim President and Chief Executive Officer, Mr. Hass was not a participant of the annual incentive program.

(7)
Mr. Swad's last day of employment with the Company was May 1, 2015. As such, the annual cash threshold, target and maximum payout, represented in the chart above is prorated based on eligible time in the plan (33% of the annualized target).

(8)
Ms. Cudd was hired on January 2, 2015. As such, the annual cash threshold, target and maximum payout, represented in the chart above is prorated based on eligible time in plan (99.7% of the annualized target).

(9)
Ms. Cudd received a new hire grant on January 5, 2015 in the form of Restricted Stock Awards ("RSAs") and option awards as approved by the Compensation Committee. Ms. Cudd was not eligible for the 2015 Annual Equity grant process due to her hire date in 2015..

(10)
Mr. Ludwig's last day of employment with the Company was April 1, 2015. As such, the annual cash threshold, target and maximum payout, represented in the chart above is prorated based on eligible time in the plan (25% of the annualized target).

Outstanding Equity Awards at December 31, 2015
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested as of 12/31/15 ($)
A. John Hass III	5,031	—		9.04	11/18/2024	—		—
	296,000	148,000	(1)	7.95	4/15/2025	15,200	(2)	101,688
Stephen M. Swad		—	(3)			—	(4)	—
Thomas M. Pierno	37,500	12,500	(5)	10.55	5/4/2022	3,750	(6)	25,088
	4,078	4,077	(7)	12.47	2/21/2023	1,604	(8)	10,731
	13,302	39,906	(9)	11.96	2/14/2024	11,287	(10)	75,510
	—	70,401	(11)	9.78	2/12/2025	18,405	(12)	123,129
Sonia G. Cudd	—	27,629	(13)	9.79	1/5/2025	11,236	(14)	75,169
Judy K. Verses	65,000			10.42	10/5/2021
	2,364	787	(15)	8.95	2/23/2022	304	(16)	2,034
	4,078	4,077	(17)	12.47	2/21/2023	1,604	(18)	10,731
	8,868	26,604	(19)	11.96	2/14/2024	7,524	(20)	50,336
	—	58,668	(21)	9.78	2/12/2025	15,337	(22)	102,605
Eric B. Ludwig			(23)				(24)
_________________________

(1)	Options vested as to one-twelth of the total number of shares on May 1, 2015 and thereafter vest at the rate of one-twelfth per month.

(2)	Mr. Hass received 45,600 shares of restricted stock under the 2009 Plan on April 15, 2015 that vest in equal monthly installments over one year.

(3)	Mr. Swad's last day of employment with the Company was May 1, 2015 therefore his unvested Options under the 2009 Plan did not vest and were canceled as of the date of his termination.

(4)	Mr. Swad's last day of employment with the Company was May 1, 2015 therefore his unvested restricted stock vested as of the date of his termination pursuant to his employment agreement.

(5)	Options vested as to one-fourth of the total number of shares on May 4, 2013 and thereafter vest at the rate of one-quarter per annum.

(6)	Mr. Pierno received 15,000 shares of restricted stock under the 2009 Plan on May 4, 2012 that vest in equal annual installments over four years.

(7)	Options vested as to one-fourth of the total number of shares on February 21, 2014 and thereafter vest at the rate of one-quarter per annum.

(8)	Mr. Pierno received 3,208 shares of restricted stock under the 2009 Plan on February 21, 2013 that vest in equal annual installments over four years.

(9)	Options vested as to one-fourth of the total number of shares on February 14, 2015 and thereafter vest at the rate of one-quarter per annum.

(10)	Mr. Pierno received 15,050 shares of restricted stock under the 2009 Plan on February 14, 2014 that vest in equal annual installments over four years.

(11)	Options will vest as to one-fourth of the total number of shares on February 12, 2015 and thereafter vest at the rate of one-quarter per annum.

(12)	Mr. Pierno received 18,405 shares of restricted stock under the 2009 Plan on February 12, 2016 that vest in equal annual installments over four years beginning on February 12, 2016.

(13)	Options will vest as to one-fourth of the total number of shares on January 5, 2016 and thereafter vest at the rate of one-quarter per annum.

(14)	Ms. Cudd received 11,236 shares of restricted stock under the 2009 Plan on January 5, 2015 that vest in equal annual installments over four years beginning on January 5, 2016.

(15)	Options vested as to one-fourth the total number of shares on February 23, 2013 and thereafter vest at the rate of one-quarter per annum.

(16)	Ms. Verses received 1,218 shares of restricted stock under the 2009 Plan on February 23, 2012 that vest in equal annual installments over four years.

(17)	Options vested as to one-fourth of the total number of shares on February 21, 2014 and thereafter vest at the rate of one-quarter per annum.

(18)	Ms. Verses received 3,208 shares of restricted stock under the 2009 Plan on February 21, 2013 that vest in equal annual installments over four years.

(19)	Options vested as to one-fourth of the total number of shares on February 14, 2015 and thereafter vest at the rate of one-quarter per annum.

(20)	Ms. Verses received 10,033 shares of restricted stock under the 2009 Plan on February 14, 2014 that vest in equal annual installments over four years.

(21)	Options will vest as to one-fourth of the total number of shares on February 12, 2016 and thereafter vest at the rate of one-quarter per annum.

(22)	Ms. Verses received 15,337 shares of restricted stock under the 2009 Plan on February 12, 2015 that vest in equal annual installments over four years beginning on February 12, 2016.

(23)	Mr. Ludwig's last day of employment with the Company was April 1, 2015 therefore his unvested Options under the 2009 Plan did not vest and were canceled as of the date of his termination.

(24)	Mr. Ludwig's last day of employment with the Company was April 1, 2015 therefore his unvested restricted stock under the 2009 Plan did not vest and were canceled as of the date of his termination.

Option Exercises and Stock Vested for Fiscal Year 2015

The following table sets forth information regarding shares of common stock acquired upon the exercise of stock options and vesting of restricted stock during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)(2)
A. John Hass III			3,800	(3)	31,996
			3,800	(4)	29,260
			3,800	(5)	30,172
			3,800	(5)	26,980
			3,800	(5)	26,600
			3,800	(5)	24,662
			3,800	(5)	26,068
			3,800	(5)	27,322
Stephen M. Swad (6)	—	—	56,859	(7)	529,926
			10,661	(8)	100,853
			3,408	(9)	33,364
			12,125	(10)	118,704
			12,125	(11)	102,093
			3,408	(12)	28,695
			10,661	(13)	89,766
			13,037	(14)	109,772
			3,408	(15)	28,695
			10,660	(16)	89,757
			13,037	(17)	109,772
			10,660	(18)	89,757
			13,037	(19)	109,772
			13,036	(20)	109,763
Thomas M. Pierno	—	—	12,130	(21)	113,052
			3,763	(22)	35,598
			802	(23)	7,852
			3,750	(24)	30,713

Sonia G. Cudd (25)	—	—
Judy K. Verses	—	—	11,372	(26)	105,987
			2,509	(27)	23,735
			802	(28)	7,852
			304	(29)	2,976
			4,798	(30)	31,427
Eric B. Ludwig (36)			8,036	(31)	74,896
			1,568	(32)	14,833
			451	(33)	4,415
			476	(34)	4,660
_______________________

(1)
The value realized on exercise is determined by computing the difference between the stock price at the time the trade is executed on the date of exercise and the strike price of the options. This amount is multiplied by the number of stock options exercised.

(2)
The dollar amount in this column represents the number of shares vested multiplied by the closing price of the Company's stock on the date of vesting, and does not necessarily represent the cash value the NEOs realized in connection with their stock award agreement.

(3)	Pursuant to company instructions, Mr. Hass sold 1,710 shares to cover taxes associated with the restricted stock vesting and received 2,090 shares on May 1, 2015.

(4)	Pursuant to company instructions, Mr. Hass sold 1,286 shares to cover taxes associated with the restricted stock vesting and received 2,514 shares on June 1, 2015.

(5)	Mr. Hass receives 3,800 shares on the first business day of each monthly associated with the vesting of restricted stock awards pursuant to the terms of his Interim Executive Employment Agreement.

(6)	Mr. Swad's employment with the Company ended effective May 1, 2015. Therefore, he received accelerated vesting of restricted stock awards pursuant to terms of the Equity Grant Agreement.

(7)	Pursuant to company instructions, Mr. Swad sold 19,702 shares to cover taxes associated with the restricted stock vesting and received 37,157 shares on February 2, 2015.

(8)	Pursuant to company instructions, Mr. Swad sold 3,838 shares to cover taxes associated with the restricted stock vesting and received 6,823 shares on February 14, 2015.

(9)	Pursuant to company instructions, Mr. Swad sold 1,675 shares to cover taxes associated with the restricted stock vesting and received 1,733 shares on February 21, 2015.

(10)	Pursuant to company instructions, Mr. Swad sold 5,958 shares to cover taxes associated with the restricted stock vesting and received 6,167 shares on February 22, 2015.

(11)	Pursuant to company instructions, Mr. Swad sold 6,942 shares to cover taxes associated with the restricted stock vesting and received 5,183 shares on May 1, 2015.

(12)	Pursuant to company instructions, Mr. Swad sold 1,952 shares to cover taxes associated with the restricted stock vesting and received 1,456 shares on May 1, 2015.

(13)	Pursuant to company instructions, Mr. Swad sold 6,104 shares to cover taxes associated with the restricted stock vesting and received 4,557 shares on May 1, 2015.

(14)	Pursuant to company instructions, Mr. Swad sold 7,464 shares to cover taxes associated with the restricted stock vesting and received 5,573 shares on May 1, 2015.

(15)	Pursuant to company instructions, Mr. Swad sold 1,952 shares to cover taxes associated with the restricted stock vesting and received 1,456 shares on May 1, 2015.

(16)	Pursuant to company instructions, Mr. Swad sold 6,104 shares to cover taxes associated with the restricted stock vesting and received 4,556 shares on May 1, 2015.

(17)	Pursuant to company instructions, Mr. Swad sold 7,464 shares to cover taxes associated with the restricted stock vesting and received 5,573 shares on May 1, 2015.

(18)	Pursuant to company instructions, Mr. Swad sold 6,104 shares to cover taxes associated with the restricted stock vesting and received 4,556 shares on May 1, 2015.

(19)	Pursuant to company instructions, Mr. Swad sold 7,464 shares to cover taxes associated with the restricted stock vesting and received 5,573 shares on May 1, 2015.

(20)	Pursuant to company instructions, Mr. Swad sold 7,464 shares to cover taxes associated with the restricted stock vesting and received 5,572 shares on May 1, 2015.

(21)	Pursuant to company instructions, Mr. Pierno sold 3,776 shares to cover taxes associated with the restricted stock vesting and received 8,354 shares on February 2, 2015.

(22)	Pursuant to company instructions, Mr. Pierno sold 1,236 shares to cover taxes associated with the restricted stock vesting and received 2,527 shares on February 14, 2015.

(23)	Pursuant to company instructions, Mr. Pierno sold 258 shares to cover taxes associated with the restricted stock vesting and received 544 shares on February 21, 2015.

(24)	Pursuant to company instructions, Mr. Pierno sold 1,393 shares to cover taxes associated with the restricted stock vesting and received 2,357 shares on May 2, 2015.

(25)	Ms. Cudd was hired on January 2, 2015. As such, she did not have any Options or restricted stock awards vest in 2015.

(26)	Pursuant to company instructions, Ms. Verses sold 3,554 shares to cover taxes associated with the restricted stock vesting and received 7,818 shares on February 2, 2015.

(27)	Pursuant to company instructions, Ms. Verses sold 824 shares to cover taxes associated with the restricted stock vesting and received 1,685 shares on February 14, 2015.

(28)	Pursuant to company instructions, Ms. Verses sold 258 shares to cover taxes associated with the restricted stock vesting and received 544 shares on February 21, 2015.

(29)	Pursuant to company instructions, Ms. Verses sold 99 shares to cover taxes associated with the restricted stock vesting and received 205 shares on February 23, 2015.

(30)	Pursuant to company instructions, Ms. Verses sold 1,613 shares to cover taxes associated with the restricted stock vesting and received 3,185 shares on October 5, 2015.

(31)	Pursuant to company instructions, Mr. Ludwig sold 2,553 shares to cover taxes associated with the restricted stock vesting and received 5,483 shares on February 2, 2015.

(32)	Pursuant to company instructions, Mr. Ludwig sold 502 shares to cover taxes associated with the restricted stock vesting and received 1,066 shares on February 14, 2015.

(33)	Pursuant to company instructions, Mr. Ludwig sold 146 shares to cover taxes associated with the restricted stock vesting and received 305 shares on February 21, 2015.

(34)	Pursuant to company instructions, Mr. Ludwig sold 154 shares to cover taxes associated with the restricted stock vesting and received 322 shares on February 23, 2015.

Pension Benefits

None of our employees participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by the Company.

Non-qualified Deferred Compensation

None of our employees participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by the Company.

Employment Arrangements with Named Executive Officers

We have employment agreements with each of our executive officers, including our NEOs. Mr. Ludwig's employment agreement was terminated without cause in April 2015. In addition, following Mr. Swad's resignation as President and Chief Executive Officer, effective April 1, 2015, the Board engaged Mr. Swad as advisor to Mr. Hass, as Interim Chief Executive Officer, to assist with the transition until May 1, 2015. During this period, Mr. Swad continued to receive the same base salary and benefits that were in effect as of the time of his resignation. Mr. Swad's employment with the Company ended May 1, 2015. Mr. Swad's compensation earned under his employment agreement in connection with his resignation is further described below under "Executive Compensation—Resignation of Mr. Swad."

Upon Mr. Swad's resignation as President and Chief Executive Officer, our Board of Directors approved the Interim Executive Employment Agreement with Mr. Hass relating to his position as Interim President and Chief Executive Officer. Mr. Hass' Interim Executive Employment Agreement had a one month term that automatically renews each day to ensure that there was always one month remaining in the term. On March 11, 2016, the Board of Directors concluded the search for a chief executive officer and appointed A. John Hass III as President, Chief Executive Officer, and Chairman of the Board effective April 1, 2016. Our Board of Directors approved the Current Executive Employment Agreement relating to Mr. Hass' position as appointed President, Chief Executive Officer, and Chairman of the Board of the Company. The Interim Executive Employment Agreement and Current Executive Employment Agreement set Mr. Hass' annual base salary, equity grants and other benefits, which are described in more detail under "Compensation Discussion and Analysis—Compensation of Our President and Chief Executive Officer."

The other NEOs' agreements have one-year terms that automatically renew each day so that there is always one year remaining in the term. The employment agreements set the annual base salaries of each executive, which may be increased from time to time but not decreased.

The employment agreements also provide that the executive will be eligible to receive an annual incentive bonus in accordance with the bonus policy established by our Board of Directors from time to time, but no performance based incentive amount is guaranteed.

Under the agreements, each executive is entitled to severance benefits if his or her employment is terminated without cause or if he or she terminates his or her employment for good reason.

Generally, termination without cause is defined in the agreements as termination for a reason other than the executive's commission of a felony or a crime involving moral turpitude; an act involving dishonesty or fraud involving his or her duties; failure to perform his or her duties; commission of gross negligence or willful misconduct involving his or her duties; material breach of his or her employment agreement, failure to comply with instructions given by our Board of Directors which affect our business; misconduct likely to materially injure our reputation; harassment of or discrimination against our employees; customers or vendors; misappropriation of our Company's assets; willful violation of our policies; issues involving his or her immigration status affecting his ability to continue his or her employment with us; or (as to Mr. Pierno, Mr. Ludwig, Ms. Cudd and Ms. Verses) disclosure of trade secrets.

Generally, good reason is defined in the agreements as a material reduction in the executive's annual salary, duties, authority or responsibilities; (as to Mr. Swad, Mr. Pierno and Ms. Verses) our failure to perform a material obligation undertaken by us to the executive after the executive has provided us with notice of failure and such failure has not been cured within 10 days or (as to Mr. Ludwig and Ms. Cudd) our material breach of his or her employment agreement; or our relocation of him or her to an area more than 50 miles outside of Arlington, Virginia; provided that, in certain employment agreements, the Company receives notification of one of the aforementioned events and fails to cure within the prescribed period of time under the agreements. As to Mr. Swad, good reason also includes requiring him to report to anyone other than the Board.

If we terminate the employment of one of the named executive officers without cause or if he or she terminates his or her employment for good reason, we will be required to pay severance in an amount equal to 12 months (18 months in the case of Mr. Swad) of his or her annual base salary, such payment to be made six months after the termination date, if he or she signs a general release waiving any claims he or she may then have against us and agrees not to compete against us for 12 months after the date of termination (18 months in the case of Mr. Swad) and provide COBRA continuation for health benefits and the annual bonus which the executive would have earned for such year, pro-rated to the date of termination. These agreements contain provisions known as "best-after tax provisions," which provide that in the event that any excise tax would otherwise be payable by an executive on any "parachute payment," then the amount of those payments may instead be reduced to eliminate or minimize any required excise tax payment.

Resignation of Mr. Swad

Stephen M. Swad served as our President and Chief Executive Officer and as a member of the Board of Directors throughout 2014. On March 26, 2015, Mr. Swad resigned as a member of our Board effective immediately and resigned as President and Chief Executive Officer effective April 1, 2015. The Board of Directors appointed A. John Hass III to serve as Interim President and Chief Executive Officer effective April 1, 2015. The Board engaged Mr. Swad as Advisor to the Chief Executive Officer to assist with the transition until May 1, 2015. During this period, Mr. Swad has continued to receive the same base salary and benefits that were in effect on the day he resigned as President and Chief Executive Officer. On May 1, 2015, Mr. Swad's employment with the Company is due to end.

In addition, on April 15, 2015, the Board of Directors determined that Mr. Swad's resignation from his position as President and Chief Executive Officer was to be treated as an involuntary termination of employment without cause under his Executive Employment Agreement effective as of November 9, 2010, as amended effective as of December 22, 2011 and as further amended effective as of February 22, 2012 (as amended, the "Employment Agreement"), and approved a compensation package to be awarded to Mr. Swad as described below and in accordance with a form of Agreement and General Release (the "Release"). Subject to execution and non-revocation of the Release, under the Release, Rosetta Stone Ltd., a wholly-owned subsidiary of the Company, was to provide specified benefits and pay Mr. Swad those amounts as set forth in Section 6(a) of the Employment Agreement, in consideration of each party providing to the other a legal release of claims and of Mr. Swad fulfilling other obligations and undertakings.

The payments comprise: (i) a lump sum payment in cash equal to 18 months of Mr. Swad's annual base salary equal to $772,500; (ii) a lump sum payment in cash equal to 18 months of premium payments for basic life insurance and AD&D coverage calculated as in effect immediately prior to May 1, 2015 in the amount of $470; (iii) the pro rata portion, if any, of Mr. Swad's annual bonus earned up until May 1, 2015 in accordance with the terms of the then-current bonus policy; and (iv) up to 18 months of payments of Mr. Swad's (including covered dependents) COBRA health benefit premiums, if Mr. Swad timely elects to continue coverage of his COBRA health benefits and unless and until he becomes eligible for alternative health insurance benefits, approximately in the amount of $30,350. Pursuant to the Employment Agreement, Mr. Swad will receive an acceleration of vesting of his unvested restricted stock awards. Mr. Swad's non-qualified stock options that are not vested as of May 1, 2015 will be forfeited, and he will be afforded the amount of time to exercise his vested non-qualified stock options as set forth in his award agreements, which is the later of 60 days from May 1, 2015 or 30 days following the expiration of a company securities trading blackout period.

Potential Payments Upon Termination of Employment or Upon Change in Control as of December 31, 2015

In addition to the severance payments that may be paid to our NEOs upon termination under their executive employment agreements, upon a change in control of the Company, all of our NEOs are also entitled to accelerated vesting of their unvested stock options that were granted prior to October 1, 2011. All of our NEOs are entitled to accelerated vesting of their unvested restricted stock awards granted prior to August 1, 2012 as a result of termination without cause or resignation for good reason. Beginning with stock option awards granted on or after October 1, 2011 and restricted stock awards granted on or after August 1, 2012, as well as the restricted stock awards ("retention grant award") granted on or after January 9, 2012, accelerated vesting of equity awards in the event of a change in control is based on a "double trigger," which also requires termination of the executive officer's employment without cause or by the executive for good reason.

On November 1, 2015, our Board of Directors adopted and approved the Change in Control Plan in which all of the Company's NEOs participate. The Change in Control Plan provides for severance and other benefits to eligible participants as a result of a qualifying termination without cause or resignation for good reason, in either case within six months prior or two years following a change in control event. An NEO who experiences a qualifying termination and executes (and does not revoke) a general release of claims against the Company will receive the payments and benefits described in the table below.

The following table sets forth information concerning the payments that would be received by each NEO upon a termination of employment without cause or for good reason, upon a change in control or both. The table assumes the termination and/or change in control, as applicable, occurred on December 31, 2015, using the fair market value of $6.69 for each share of our common stock that was the closing price per share as of that date. The table below only shows additional amounts that the NEOs would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time, such as earned but unpaid base salary.

Name	Termination without Cause or for Good Reason ($)		Change in Control With No Termination ($)	Change in Control and Termination without Cause or for Good Reason ($) (1)
A. John Hass III
Severance Payments	—	(2)	N/A	399,746	(3)
Equity Acceleration	—		N/A	101,688	(4)
Total Benefits	—		N/A	501,434
Stephen M. Swad (5)
Severance Payments	845,437		N/A	N/A
Equity Acceleration	969,950		N/A	N/A
Total Benefits	1,815,387		N/A	N/A
Thomas M. Pierno
Severance Payments	454,918	(6)	N/A	466,846	(7)
Equity Acceleration	25,088	(8)	N/A	234,458	(9)
Total Benefits	480,006		N/A	701,304
Sonia G. Cudd
Severance Payments	398,424	(10)	N/A	407,105	(11)
Equity Acceleration	N/A		N/A	75,169	(12)
Total Benefits	398,424		N/A	482,274
Judy K. Verses
Severance Payments	456,063	(13)	N/A	456,063	(14)
Equity Acceleration	2,034	(15)	N/A	165,705	(16)
Total Benefits	458,097		N/A	621,768
Eric B. Ludwig (17)
Severance Payments	321,103		N/A	N/A
Equity Acceleration	N/A		N/A	N/A
Total Benefits	321,103		N/A	N/A
___________________

(1)
Represents benefits payable upon the NEOs' termination by the Company other than for cause or by the participant for good reason as described in the section, Overview of our Executive Compensation Program for Fiscal 2015--Severance and Change in Control Arrangements, in either case within six months prior to or two years following a change in control event.

(2)	Per Mr. Hass' Interim Executive Employment Agreement, Mr. Hass is only eligible to receive the sum of his monthly base salary through the termination date to the extent not already paid.

(3)
Represents a severance payment equal to 12 months of Mr. Hass' base salary in the amount of $360,000; $33,683 in COBRA premium costs paid on his behalf for 18 months; a lump sum payment of $313 for 12 months of basic life insurance and AD&D premiums; and $5,750 in outplacement services. As Interim President and Chief Executive Officer, Mr. Hass was not a participant of the annual incentive program.

(4)
Represents vesting acceleration of Mr. Hass' unvested restricted stock award of 15,200 shares of our common stock granted on April 15, 2015, that would accelerate vesting upon change in control of our company and a termination of Mr. Hass' employment by the Company without cause or by Mr. Hass for good reason, as defined above, within two years of the change in control event.

(5)
In connection with his termination without cause effective May 1, 2015, Mr. Swad received severance payments consistent with this table. Represents acceleration of Mr. Swad's unvested restricted stock awards granted on (i) February 22, 2012 of 24,250 shares of our common stock, (ii) February 21, 2013 of 6,816 shares of our common stock, (iii) February 14, 2014 of 31,983 shares of our common stock and (iv) February 12, 2015 of 52,147 shares of our common stock, each of which vested upon the termination of Mr. Swad's employment without cause pursuant to his employment agreement.

(6)
Represents a severance payment equal to 12 months of Mr. Pierno's base salary in the amount of $340,000; $23,855 in COBRA premium costs paid on his behalf for 12 months; a lump sum payment of $313 for 12 months of basic life insurance and AD&D premiums; $5,750 in outplacement services; and $85,000 in annual cash incentive payment earned as of December 31, 2015.

(7)
Represents a severance payment equal to 12 months of Mr. Pierno's base salary in the amount of $340,000; $35,783 in COBRA premium costs paid on his behalf for 18 months; a lump sum payment in the amount of $313 for 12 months of basic life insurance and AD&D premiums; $5,750 in outplacement services; and $85,000 in annual cash incentive payment earned as of December 31, 2015.

(8)
Represents acceleration of Mr. Pierno's unvested restricted stock award granted on May 4, 2012 of 3,750 shares of our common stock, each of which will accelerate vesting upon termination of Mr. Pierno's employment by the Company without cause or by Mr. Pierno for good reason.

(9)
Represents vesting acceleration set forth in (8) above plus Mr. Pierno's unvested restricted stock award of 1,604 shares of our common stock granted on February 21, 2013, and unvested restricted stock award of 11,287 shares of our common stock granted on February 14, 2014, and unvested restricted stock award of 18,405 shares of our common stock granted on February 12, 2015, that would accelerate vesting upon change in control of our company and a termination of Mr. Pierno's employment by the Company without cause or by Mr. Pierno for good reason, as defined above, within two years of the change in control event.

(10)
Represents a severance payment equal to 12 months of Ms. Cudd's base salary in the amount of $310,000; $17,361 in COBRA premium costs paid on her behalf for 12 months; a lump sum payment of $313 for 12 months of basic life insurance and AD&D premiums; $5,750 in outplacement services; and $65,000 in annual cash incentive payment earned as of December 31, 2015.

(11)
Represents a severance payment equal to 12 months of Ms. Cudd's base salary in the amount of $310,000; $26,042 in COBRA premium costs paid on her behalf for 12 months; a lump sum payment of $313 for 12 months of basic life insurance and AD&D premiums; $5,750 in outplacement services; and $65,000 in annual cash incentive payment earned as of December 31, 2015.

(12)
Represents vesting acceleration of Ms. Cudd's unvested restricted stock award of 11,236 shares of our common stock granted on January 5, 2015, that would accelerate vesting upon change in control of our company and a termination of Ms. Cudd's employment by the Company without cause or by Ms. Cudd for good reason, as defined above, within two years of the change in control event.

(13)
Represents a severance payment equal to 12 months of Ms. Verses' base salary in the amount of $400,000; a lump sum payment of $313 for 12 months of basic life insurance and AD&D premiums; $5,750 in outplacement services; and $50,000 in annual cash incentive payment earned as of December 31, 2015. Ms. Verses is not enrolled in our health and welfare benefits programs and therefore would not receive any COBRA continuation.

(14)
Represents a severance payment equal to 12 months of Ms. Verses' base salary in the amount of $400,000; a lump sum payment of $313 for 12 months of basic life insurance and AD&D premiums; $5,750 in outplacement services; and $50,000 in annual cash incentive payment earned as of December 31, 2015. Ms. Verses is not enrolled in our health and welfare benefits programs and therefore would not receive any COBRA continuation.

(15)
Represents acceleration of Ms. Verses' unvested restricted stock award granted on February 23, 2012 of 304 shares of our common stock, each of which will accelerate vesting upon termination of Ms. Verses' employment by the Company without cause or by Ms. Verses for good reason.

(16)
Represents vesting acceleration set forth in (15) above plus Ms. Verses' unvested restricted stock award of 1,604 shares of our common stock granted on February 21, 2013, and unvested restricted stock award of 7,524 shares of our common stock granted on February 14, 2014, and unvested restricted stock award of 15,337 shares of our common stock granted on February 12, 2015, that would accelerate vesting upon change in control of our company and a termination of Ms. Verses' employment by the Company without cause or by Ms. Verses for good reason, as defined above, within two years of the change in control event.

(17)
In connection with his termination without cause effective April 1, 2015, Mr. Ludwig received severance payments consistent with this table. All unvested equity grants awarded during Mr. Ludwig's tenure were canceled prior to December 31, 2015 based on his stock award agreement.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a participant and in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described elsewhere in this proxy statement, and as set forth below.

Procedures for Related-Party Transactions

Under our Code of Conduct and our policy governing related-party transactions, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related-party transactions, to their managers and/or our General Counsel and Secretary who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter and our policy governing related-party transactions, our Audit Committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. A copy of our Code of Conduct and Audit Committee charter may be found at our corporate website, www.rosettastone.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directorship is divided into three classes, with all of the members of one class standing for election each year to serve three-year terms. Our Corporate Governance and Nominating Committee, consisting solely of independent directors, as determined by our Board under applicable NYSE listing standards, recommended the three directors named below for nomination by our full Board. Based on that recommendation, our Board has nominated those directors for election at the 2016 Annual Meeting.

Nominees    The following three incumbent members of Class I of our Board of Directors have been nominated for re-election to our Board: A. John Hass III, David Nierenberg and Steven P. Yankovich.

Each nominee, if elected, will serve until our annual meeting of stockholders in 2018 and until his or her qualified successor is elected, unless the nominee dies, resigns or is removed from our Board of Directors prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holder may vote your shares to approve the election of any substitute nominee proposed by our Board. Please see "Our Board of Directors and Nominees—Directors Standing for Election" above for information concerning each of our nominees standing for election.

Vote Required for Election

Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the 2016 Annual Meeting. As a result, the three nominees with the most votes will be elected. Votes may be cast in favor of a director or withheld. Broker non-votes will have no effect on the outcome of the election of directors.

Our Board of Directors unanimously recommends that you vote
"FOR" the election of each of the nominated directors.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent registered public accounting firm for its 2016 fiscal year. The Audit Committee and the Board seek to have the stockholders ratify the Audit Committee's appointment of Deloitte. In recommending ratification by the stockholders of such engagement, the Board is acting upon the recommendation of the Audit Committee, which has satisfied itself as to Deloitte's independence, professional competence and standing. As a matter of good corporate governance, we are asking stockholders to ratify this appointment. Our Audit Committee continually monitors the services and fees of the independent registered public accounting firm and even if the appointment is ratified by our stockholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders. One or more representatives of Deloitte are expected to attend the 2016 Annual Meeting and will have the opportunity to make a statement at the 2016 Annual Meeting if they wish to do so. It is also expected that Deloitte's representative(s) will be available to respond to appropriate questions from stockholders.

Our Audit Committee's Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm    It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The independent auditor and management periodically report to the Audit Committee the actual fees incurred versus the pre-approved budget. All audit contracts that were entered into in 2015 were pre-approved by the Audit Committee.

Fees Paid to Independent Registered Public Accounting Firm

The following table shows fees and expenses that we paid (or accrued) for professional services rendered by Deloitte for the years ended December 31, 2014 and 2015:

Fee Category	Year Ended December 31, 2014 ($)	Year Ended December 31, 2015 ($)
Audit Fees	1,602,387	1,647,322
Audit-Related Fees	26,713	25,354
Tax Fees	—	—
All Other Fees	—	—
Total	1,629,100	1,699,676

Audit Fees    These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.

Audit-Related Fees    These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under "Audit Fees."

Tax Fees    These fees consist of amounts paid for federal, state, local and foreign tax compliance, tax advice and tax planning and related matters.

All Other Fees    These fees consist of all other amounts we paid to Deloitte during the applicable period relating to various merger and acquisition activities.

Vote Required for Approval

In order to be approved, Proposal No. 2 must receive the affirmative vote of a majority of the votes cast on this proposal. Abstentions and broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal, and will have no effect on the outcome of the vote on this proposal. If the selection of Deloitte is not ratified accordingly, our Board will consider whether we should select another independent registered public accounting firm.

Our Board of Directors unanimously recommends that you vote
"FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs. This vote, commonly referred to as "say on pay," is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed in this proxy statement in accordance with SEC rules. We are providing this vote as required by Section 14A of the Exchange Act. Accordingly, we are asking our stockholders to vote "FOR" the adoption of the following resolution:

"RESOLVED, that the stockholders of Rosetta Stone Inc. ("Rosetta Stone") advise that they approve the compensation paid to Rosetta Stone's Named Executive Officers, as disclosed in Rosetta Stone's Proxy Statement for the 2016 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

Vote Required for Approval

In order to be approved, this proposal must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the 2016 Annual Meeting and entitled to vote on this proposal. Abstentions with respect to this proposal will have the effect of a vote against the proposal. Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal, and will have no effect on the outcome of the vote on this proposal.

Unless our Board of Directors decides to modify its policy regarding the frequency of advisory votes on the compensation of the Company's NEOs, they are to be held annually and the next scheduled say-on-frequency and say-on-pay vote will be at the 2017 Annual Meeting of Stockholders.

Our Board of Directors unanimously recommends that you vote
"FOR" the advisory approval of the resolution set forth above.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2016 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

Sonia G. Cudd
General Counsel and Secretary

APPENDIX A

This Proxy Statement contains non-GAAP financial measures under SEC rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures presented may not be comparable to those used by other companies.

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2015	2014
GAAP net loss	$(46,796)	$(73,706)
Total other non-operating (income) and expense	1,824	1,345
Income tax expense (benefit)	1,159	(6,489)
Impairment	6,754	20,333
Stock-based compensation expense	7,195	6,762
Depreciation and amortization	13,660	13,904
Other EBITDA adjustments	9,243	10,190
Adjusted EBITDA*	$(6,961)	$(27,661)

* Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization, and stock-based compensation expense. In addition, Adjusted EBITDA excludes impairments, any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

A

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ROSETTA STONE INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 18, 2016.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

Our Board of Directors recommends that you vote FOR ALL of the nominees listed below:

1. ELECTION OF DIRECTORS

Nominees:

(01) A. John Hass III
(02) David Nierenberg
(03) Steven P. Yankovich

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) for whom you are withholding on the line below.

____

To act upon such other business as may properly come before the meeting or any adjournment or any postponement thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**, 2016.**

NOTE: Please sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give full title. Please date the proxy.

The Proxy Statement and our 2015 Annual Report to Stockholders are available at: http://www.cstproxy.com/rosettastone/2016

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

ROSETTA STONE INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 19, 2016

The undersigned hereby appoints A. John Hass and Sonia G. Cudd, or either of them as proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of **Rosetta Stone Inc. to be held at 3:00 p.m. local time on May 19, 2016 at Rosetta Stone`s offices at 1919 North Lynn Street., 7th Floor., Arlington, Virginia 22209**, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled **to vote if personally present at the meeting on the matters listed on the reverse side:**

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROSETTA STONE. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED "FOR ALL" THE DIRECTOR NOMINEES FOR ELECTION AND "FOR" PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by applicable law (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

(Continued and to be marked, dated and signed, on the other side)